                           OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                          HUSSMANN INTERNATIONAL, INC.
                                       AT
                              $29.00 NET PER SHARE
                                       BY
                             IR MERGER CORPORATION
                           A WHOLLY-OWNED SUBSIDIARY

                                       OF
                             INGERSOLL-RAND COMPANY

          ------------------------------------------------------------
           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                 NEW YORK CITY TIME, ON TUESDAY, JUNE 13, 2000,
                         UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE (THE "COMMON STOCK"), OF HUSSMANN INTERNATIONAL, INC. (THE "COMPANY"), INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS (THE "RIGHTS" AND, TOGETHER WITH THE COMMON STOCK, THE "SHARES"), WHICH REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS, AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER ANTITRUST LAWS DESCRIBED IN SECTION 15--"CERTAIN LEGAL MATTERS; REGULATORY APPROVALS". THE OFFER IS ALSO CONDITIONED UPON THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 14--"CONDITIONS OF THE OFFER".

                            ------------------------

    THE OFFER IS AN INTEGRAL PART OF THE TRANSACTIONS CONTEMPLATED BY, AND IS BEING MADE PURSUANT TO, THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT"), DATED AS OF MAY 11, 2000, BY AND AMONG INGERSOLL-RAND COMPANY ("PARENT"), IR MERGER CORPORATION (THE "PURCHASER") AND THE COMPANY. SEE
SECTION 11--"PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN AGREEMENTS".

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (I) DETERMINED THAT EACH OF THE OFFER AND THE MERGER OF THE PURCHASER WITH AND INTO THE COMPANY (THE "MERGER") ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS (THE "HOLDERS") OF THE SHARES, (II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (III) DECLARED THE ADVISABILITY OF THE MERGER AGREEMENT AND RECOMMENDED THAT THE HOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND (IF REQUIRED BY APPLICABLE
LAW) ADOPT THE MERGER AGREEMENT.

                            ------------------------

                     THE DEALER MANAGERS FOR THE OFFER ARE:
                              GOLDMAN, SACHS & CO.

May 16, 2000

                                   IMPORTANT

    Any Holder desiring to tender all or any portion of the Shares owned by such Holder should either (i) complete and sign the Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to The Bank of New York (the "Depositary"),
(ii) tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3--"Procedures for Tendering Shares", (iii) if such Shares are direct registration shares, simply ensure that the "Direct Registration Shares" box of the Letter of Transmittal is properly completed or (iv) request such Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. Any Holder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such Holder desires to tender such Shares.

    In order to validly tender Shares, a Holder must tender the associated Rights. Unless a Distribution Date (as defined in the Amended and Restated Rights Agreement (the "Rights Agreement"), dated as of July 15, 1999, by and between the Company and First Chicago Trust Company of New York, as Rights Agent) has occurred, the tender of a Share will constitute the tender of the associated Right. See Section 3--"Procedures for Tendering Shares".

    Any Holder who desires to tender Shares and whose certificate(s) evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3--"Procedures for Tendering Shares".

    Copies of this Offer to Purchase, the Letter of Transmittal or any related documents must not be mailed to or otherwise distributed or sent in, into or from any country where such distribution or offering would require any additional measures to be taken or would be in conflict with any law or regulation of such a country or any political subdivision thereof. Persons into whose possession this document comes are required to inform themselves about and to observe any such laws or regulations. This Offer to Purchase may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be obtained at no cost from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY TERM SHEET..........................................      4

INTRODUCTION................................................      8

THE TENDER OFFER............................................     10
  Section 1. Terms of the Offer.............................     10
  Section 2. Acceptance for Payment and Payment for
    Shares..................................................     12
  Section 3. Procedures for Tendering Shares................     13
  Section 4. Withdrawal Rights..............................     17
  Section 5. Certain United States Federal Income Tax
    Consequences............................................     18
  Section 6. Price Range of Shares; Dividends...............     18
  Section 7. Certain Information Concerning the Company.....     19
  Section 8. Certain Information Concerning the Purchaser
    and Parent..............................................     24
  Section 9. Source and Amount of Funds.....................     25
  Section 10. Background of the Offer.......................     26
  Section 11. Purpose of the Offer; Plans for the Company;
    Certain Agreements......................................     27
  Section 12. Dividends and Distributions...................     40
  Section 13. Effects of the Offer on the Market for the
    Shares; Exchange Act Registration.......................     41
  Section 14. Conditions of the Offer.......................     41
  Section 15. Certain Legal Matters; Regulatory Approvals...     43
  Section 16. Fees and Expenses.............................     46
  Section 17. Miscellaneous.................................     47

SCHEDULE I-- Information Concerning the Directors and
            Executive Officers of Ingersoll-Rand Company and
            IR Merger Corporation...........................    I-1

                               SUMMARY TERM SHEET

    IR Merger Corporation is offering to buy all of the outstanding shares of common stock of Hussmann International, Inc. The tender price is $29.00 per share, in cash. Set out below are some of the questions you, as a stockholder of Hussmann International, Inc., may have and answers to those questions.

    The information in this summary term sheet is not complete. The Offer to Purchase and the Letter of Transmittal contain additional important information. We urge you to carefully read all of the material about our offer that is sent to you before you decide whether to accept our offer.

- WHO IS OFFERING TO BUY MY SECURITIES?

    Our name is IR Merger Corporation. We are a Delaware corporation formed for the purpose of making this offer. We are a wholly-owned subsidiary of Ingersoll-Rand Company, a New Jersey corporation. See the "Introduction" and
Section 8--"Certain Information Concerning the Purchaser and Parent" of this Offer to Purchase.

- WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

    We are offering to buy all of the outstanding shares of common stock (including the associated preferred stock purchase rights) of Hussmann International, Inc. See the "Introduction" to this Offer to Purchase.

- HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

    We are offering to pay $29.00 per share, net to you, in cash.

- WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

- DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Ingersoll-Rand Company, our parent company, will provide us with sufficient funds to acquire all of the outstanding shares of Hussmann International, Inc. Ingersoll-Rand Company currently intends to provide the necessary funds through the issuance of commercial paper and extendible commercial notes. Our offer is not conditioned upon any financing arrangements. See Section 9--"Source and Amount of Funds" of this Offer to Purchase.

- IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

    We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

    - the offer is being made for all outstanding shares;

    - the offer is solely for cash;

    - the offer is not subject to any financing condition; and

    - if we are successful with our offer, we will acquire all remaining shares for the same cash price in the merger of IR Merger Corporation with and into Hussmann International, Inc.

- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    The offer will expire at 12:00 midnight, New York City time, on June 13, 2000, unless we extend the offer. Please note that, if you cannot deliver everything that is required in order to accept the offer by that time, you may be able to use a guaranteed delivery procedure. The guaranteed delivery procedure is described later in this Offer to Purchase. See Section 1--"Terms of the Offer" and Section 3--"Procedures for Tendering Shares" of this Offer to Purchase.

- CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

    Yes. We have agreed with Hussmann International, Inc. that we may extend the offer if:

    - immediately prior to the expiration of the offer, less than 90% of the shares have been tendered and we agree to waive all conditions then satisfied other than:

       - the requirement that at least a majority of the outstanding shares of Hussmann International, Inc. have been tendered (and not withdrawn);

       - certain regulatory conditions; and

       - the requirement that the Board of Directors of Hussmann International, Inc. fully support the offer; and

    - such extension is for no more than 10 business days.

    In addition, we have agreed with Hussmann International, Inc. that we must extend the offer if:

    - any condition to the offer has not been waived or satisfied by the time the offer is scheduled to expire; or

    - we are required by law to extend the offer.

    See Section 1--"Terms of the Offer" of this Offer to Purchase.

- HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the offer, we will inform The Bank of New York, the depositary for the offer, of that fact. We will also make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1-- "Terms of the Offer" of this Offer to Purchase.

- WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    We are not obligated to buy any Shares unless:

       - at least a majority of the outstanding shares of Hussmann International, Inc. (assuming the exercise of all outstanding stock options) are validly tendered and not withdrawn prior to the expiration of the offer; and

       - we receive U.S. federal and foreign antitrust clearance for the acquisition.

    The offer is also subject to a number of other conditions. See the "Introduction" and Section 14--"Conditions of the Offer" of this Offer to Purchase. The offer is not conditioned on our receiving financing.

- HOW DO I TENDER MY SHARES?

    If you wish to accept our offer, this is what you must do:

       - If you are a record holder and have your stock certificate, you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to the depositary for the offer or follow the procedures described in the offer for book-entry transfer. These materials must reach the depositary before the offer expires. Detailed instructions are contained in the Letter of Transmittal and
         Section 3--"Procedures for Tendering Shares" of this document.

       - If you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery. Please call our information agent, Georgeson Shareholder Communications, Inc. at (800)-223-2064 (toll free) or, if you live outside of the U.S. and Canada, at 011-44-207-335-7296 (call collect) for assistance. See Section 3--"Procedures for Tendering Shares" for further details.

       - If you hold your shares as direct registration shares, you must complete the appropriate provisions of and sign the enclosed Letter of Transmittal and send it to the depositary for the offer. The Letter of Transmittal must reach the depositary before the offer expires. Detailed instructions are contained in the Letter of Transmittal and
         Section 3 --"Procedures for Tendering Shares" of this document.

       - If you hold your shares through a broker or bank, you should contact your broker or bank and give instructions that your shares be tendered.

    See Section 3--"Procedures for Tendering Shares" of this Offer to Purchase.

- UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw shares at any time until the offer has expired. In addition, if we have not agreed to accept your shares for payment by July 14, 2000, you can withdraw them at any time after that date until we accept shares for payment. See Section 1--"Terms of the Offer" and Section 4--"Withdrawal Rights" of this Offer to Purchase.

- HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a copy of one, with the required information to The Bank of New York, the depositary for the Offer, while you still have the right to withdraw the shares. If you tendered your shares by giving instructions to a broker or nominee, you must instruct your broker or nominee to arrange for the withdrawal of your shares. See Section 4--"Withdrawal Rights" of this Offer to Purchase.

- WHAT DOES THE HUSSMANN INTERNATIONAL, INC. BOARD OF DIRECTORS THINK OF THE OFFER?

    We are making the offer pursuant to an agreement and plan of merger among us, Ingersoll-Rand Company and Hussmann International, Inc. The board of directors of Hussmann International, Inc. unanimously approved the Merger Agreement, our tender offer and our proposed merger with and into Hussmann International, Inc. Following the proposed merger, Hussmann International, Inc. will be the surviving corporation and a direct wholly owned subsidiary of Ingersoll-Rand Company. The board of directors of Hussmann International, Inc. has determined that the terms of the offer and the merger are fair to, and in the best interests of, the stockholders of Hussmann International, Inc. and recommends that you tender your shares in the Offer. See the "Introduction" to this Offer to Purchase.

- IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL HUSSMANN INTERNATIONAL, INC. CONTINUE AS A PUBLIC COMPANY?

    No. If the merger takes place, Hussmann International, Inc. will no longer be publicly owned. Even if the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that:

    - Hussmann International, Inc. shares will no longer meet the published guidelines of the New York Stock Exchange for continued listing and may be taken off the New York Stock Exchange;

    - there may not be a public trading market for Hussmann International, Inc. shares; and

    - Hussmann International, Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the SEC rules relating to publicly held companies.

    See Section 13--"Effect of the Offer on the Market for the Shares; Exchange Act Registration" of this Offer to Purchase.

- WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF HUSSMANN INTERNATIONAL, INC.'S SHARES ARE NOT TENDERED IN THE OFFER?

    If we accept for payment and pay for at least a majority of the outstanding shares of Hussmann International, Inc., we will be merged with and into Hussmann International, Inc. If that merger takes place, Ingersoll-Rand Company will own all of the shares of Hussmann International, Inc. and all remaining stockholders of Hussmann International, Inc., other than those who assert appraisal rights, will receive $29.00 per share in cash. See the "Introduction" to this Offer to Purchase.

- IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the merger takes place, stockholders who do not tender in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer (subject to their right to pursue appraisal under Delaware law). Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of stockholders and of shares of Hussmann International, Inc. which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the shares. Also:

       - the shares may no longer be eligible to be traded on the New York Stock Exchange; and

       - Hussmann International, Inc. may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies.

    See the "Introduction" and Section 13--"Effect of the Offer on the Market for the Shares; Exchange Act Registration" of this Offer to Purchase.

- WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On May 11, 2000, the last trading day before we announced the tender offer and the possible subsequent merger, the last sale price of Hussmann International, Inc. shares reported on the New York Stock Exchange was $13.38 per share. Between December 31, 1999 and May 11, 2000, the price of Hussmann International, Inc. shares ranged between $12.63 and $14.75 per share. On
May 15, 2000, the last full trading day prior to the date of this Offer to Purchase, the last reported closing sales price of the Shares was $28.56 per share. We advise you to obtain a recent quotation for shares of Hussmann International, Inc. in deciding whether to tender your shares. See
Section 6--"Price Range of Shares; Dividends" of this Offer to Purchase.

- WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    You can call:

    - Georgeson Shareholder Communications, Inc. at (800) 223-2064 (toll free) or, if you live outside of the U.S. and Canada, at 011-44-207-335-7296 (call collect); or

    - Goldman, Sachs & Co. at (212) 902-1000 (call collect) or (800) 323-5678
      (call toll free).

    Georgeson Shareholder Communications, Inc. is acting as the information agent and Goldman, Sachs & Co. are acting as the dealer managers for our tender offer. See the back cover of this Offer to Purchase.

    To the Holders of Shares of Common Stock of Hussmann International, Inc.:

                                  INTRODUCTION

    IR Merger Corporation (the "Purchaser"), a Delaware corporation, and a wholly-owned subsidiary of Ingersoll-Rand Company ("Parent"), a New Jersey corporation, hereby offers to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the "Common Stock"), of Hussmann International, Inc. (the "Company"), a Delaware corporation, including the associated preferred stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), at a price of $29.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer").

    In order to validly tender Shares, a holder must tender the associated Rights. Unless a Distribution Date (as defined in the Amended and Restated Rights Agreement, dated as of July 15, 1999, by and between the Company and First Chicago Trust Company of New York, as Rights Agent (as amended, the "Rights Agreement")) has occurred, the tender of Shares will constitute the tender of the associated Rights.

    If you hold direct registration shares (the "Direct Registration Shares"), you may tender all or part of such Shares. Direct Registration Shares as to which The Bank of New York, as depositary (the "Depositary"), has not received instructions through timely delivery of a properly completed Letter of Transmittal will not be deemed tendered. See Section 1--"Terms of the Offer" and Section--"Procedures for Tendering Shares".

    Tendering holders of Shares ("Holders") whose Shares are registered in their own names and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of Goldman, Sachs & Co., as Dealer Managers (the "Dealer Managers"), the Depositary and Georgeson Shareholder Communications, Inc., as Information Agent (the "Information Agent"), in each case incurred in connection with the Offer. See
Section 16--"Fees and Expenses".

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "HSR ACT") AND UNDER ANY FOREIGN STATUTES OR REGULATIONS. THE OFFER IS ALSO CONDITIONED UPON THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 14--"CONDITIONS OF THE OFFER".

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (I) DETERMINED THAT THE TERMS OF EACH OF THE OFFER AND THE MERGER (THE "MERGER") OF THE PURCHASER WITH AND INTO THE COMPANY ARE FAIR TO, AND IN THE BEST INTERESTS OF, HOLDERS OF SHARES, (II) APPROVED THE MERGER AGREEMENT (AS HEREINAFTER DEFINED) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND
(III) DECLARED THE ADVISABILITY OF THE MERGER AGREEMENT AND RECOMMENDED THAT HOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND (IF REQUIRED BY APPLICABLE LAW) ADOPT THE MERGER AGREEMENT.

    THE COMPANY HAS ADVISED PARENT THAT CREDIT SUISSE FIRST BOSTON CORPORATION, THE FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ITS OPINION, DATED MAY 11, 2000, THAT THE OFFER PRICE TO BE RECEIVED BY HOLDERS, PURSUANT TO THE OFFER AND THE MERGER,

IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS, SUBJECT TO THE ASSUMPTIONS AND QUALIFICATIONS SET FORTH THEREIN. A COPY OF THE OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION, WHICH SETS FORTH THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND SCOPE OF REVIEW UNDERTAKEN BY CREDIT SUISSE FIRST BOSTON CORPORATION, IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D- 9"), WHICH IS BEING MAILED TO HOLDERS CONCURRENTLY HEREWITH. HOLDERS ARE URGED TO READ THE FULL TEXT OF THAT OPINION.

    The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 11, 2000, by and among Parent, the Purchaser and the Company. The Merger Agreement provides that, upon consummation of the Offer and upon the terms and subject to the conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into the Company. Following the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation and become a wholly-owned subsidiary of Parent and the separate corporate existence of the Purchaser will cease. At the Effective Time, except for (i) Shares which are held in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent, including the Purchaser (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties), all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto and (ii) Shares held by Holders exercising their rights to dissent in accordance with the DGCL, each Share issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the Holder thereof, forthwith cease to exist and be converted into and represent the right to receive an amount in cash, without interest thereon, equal to $29.00. The Merger Agreement is more fully described in Section 11--"Purpose of the Offer; Plans for the Company; Certain Agreements". Under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the issued and outstanding Shares, the Purchaser will be able to approve and effect the Merger without a vote of the Company's stockholders pursuant to Section 253 of the DGCL. If, however, the Purchaser does not acquire at least 90% of the issued and outstanding Shares, pursuant to the Offer or otherwise, a vote of the Company's stockholders to effect the Merger is required under the DGCL and a longer period of time will be required to effect the Merger. See Section 11--"Purpose of the Offer; Plans for the Company; Certain Agreements".

    The Company has informed the Purchaser that, as of May 8, 2000, there
(i) were 50,593,522 Shares issued and outstanding, (ii) were 721,408 Shares held in the Company's treasury and (iii) were options, rights, restricted stock units and participant account balances issued and outstanding, representing in the aggregate the right to purchase 5,755,817 Shares. As a result, as of such date, the Minimum Condition would be satisfied if at least 28,174,670 Shares are validly tendered and not properly withdrawn prior to the Expiration Date (as hereinafter defined). The Company has been advised, and has informed Parent, that each of its directors and executive officers intends to tender pursuant to the Offer all shares of Common Stock owned of record and beneficially by him or her, except to the extent that such tender would require disgorgement of profits from any such tender to the Company under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act").

    THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

    SECTION 1.  TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with Section 4--"Withdrawal Rights". The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, June 13, 2000, unless and until the Purchaser (subject to the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the HSR Condition (as defined in Section 14 of this Offer to Purchase). The Offer is also subject to certain other conditions set forth in
Section 14--"Conditions of the Offer". If these or any of the other conditions referred to in Section 14--"Conditions of the Offer" are not satisfied or any of the events specified in Section 14--"Conditions of the Offer" have occurred or are determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser, subject to the terms of the Merger Agreement, expressly reserves the right to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer, and return all tendered Shares to the tendering Holders,
(ii) waive or amend any or all conditions to the Offer and, to the extent permitted by the Merger Agreement or applicable law and applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered or (iii) subject to the limitations described below, extend the Offer and, subject to the right of a tendering Holder to withdraw its Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended, provided, however, that the Minimum Condition and the HSR Condition may not be waived by the Purchaser without the Company's prior written consent.

    The Rights are currently evidenced by the certificates for the Common Stock and the tender by a Holder of such Holder's Shares will also constitute a tender of the associated Rights. Pursuant to the Offer, no separate payment will be made by the Purchaser for the Rights.

    Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Commission and to applicable law, the Purchaser expressly reserves the right, at any time and from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary and by making a public announcement thereof, not later than 9:00 a.m. New York City time, on the next business day after the day on which the offer was scheduled to expire. Pursuant to the terms of the Merger Agreement, if any condition to the Offer has not been satisfied or waived, the Purchaser is required to extend the expiration date of the Offer from time to time for one or more periods, but in no event later than the Termination Date (as hereinafter defined). During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering Holder to withdraw its Shares. See Section 4--"Withdrawal Rights".

    Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Commission and to applicable law, the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares (a) if any applicable waiting period under the HSR Act has not expired or been terminated or (b) in order to comply in whole or in part with any other applicable law,
(ii) to terminate the Offer on any scheduled expiration date and not accept for payment any Shares if any of the conditions referred to in
Section 14--"Conditions of the Offer" are not satisfied or any of the events specified in Section 14--"Conditions of the Offer" have occurred, and (iii) to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

    Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Commission and to applicable law, the Purchaser reserves the right to modify the terms of the Offer including, without limitation, except as provided below, the right to extend the Offer beyond any scheduled expiration date, but in no event later than October 31, 2000 (the "Termination Date"), provided that, without the prior written consent of the Company, the Purchaser will not (i) reduce the maximum number of Shares to be purchased pursuant to the Offer, (ii) reduce the Offer Price, (iii) impose additional terms or conditions to the Offer, (iv) change the form of consideration payable in the Offer (other than by adding consideration), (v) make any other change to the terms or conditions of the Offer which is adverse in any manner to Holders, (vi) extend the expiration date of the Offer beyond the twentieth business day after commencement of the Offer except (A) as required by applicable law, (B) that in certain circumstances where, on any expiration date of the Offer, less than 90% of the Shares have been tendered Purchaser may extend the Offer for one or more periods not to exceed an aggregate of ten business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer; PROVIDED that, after the initial such extension the Offer shall not be subject to any conditions that are at the time of such extension satisfied other than (1) the Minimum Condition, and (2) the conditions set forth in clause (v)(a) and clause (v)(e)(2) of Section 14--"Conditions of the Offer" of this Offer to Purchase, and (C) that if any condition to the Offer has not been satisfied or waived, the Purchaser shall extend the expiration date of the Offer from time to time for one or more periods but in no event later than the Termination Date, (vii) change the Minimum Condition, or (viii) waive the HSR Condition, provided that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission.

    The Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act, requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the second preceding paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14--"Conditions of the Offer" without extending the period of time during which the Offer is open.

    During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Holder to withdraw its Shares. Any such extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by a public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Holders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of Shares sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of Shares sought, a minimum period of ten business days is generally required to allow for adequate dissemination to Holders and investor response.

    The Company has provided the Purchaser with the Company's stockholder lists and security position listings in respect of the Shares for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other relevant materials to Holders. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to holders of record of Shares whose names appear on the Company's list of holders of Shares and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of stockholders of the Shares or, where applicable, who are listed as participants in the security position listing of The Depository Trust Company ("DTC").

    SECTION 2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer, the Merger Agreement and applicable law (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4--"Withdrawal Rights") as promptly as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 14--"Conditions of the Offer", including, but not limited to, the regulatory conditions specified in Section 15--"Certain Legal Matters; Regulatory Approvals". Subject to applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law or satisfaction or waiver of the Minimum Condition. If, following acceptance for payment of Shares, the Purchaser asserts such regulatory approvals as a condition and does not promptly pay for Shares tendered, the Purchaser will promptly return such Shares.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i)(A) the certificates evidencing such Shares (the "Certificates"), (B) timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at DTC (the "Book-Entry Transfer Facility") or (C) in the case of Direct Registration Shares, a properly completed Letter of Transmittal, in each case pursuant to the procedures set forth in Section 3--"Procedures for Tendering Shares", (ii) the Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer and (iii) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and to this Offer to Purchase.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary forming a part of a Book-Entry Confirmation system, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering Holders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT OR EXTENSION OF THE EXPIRATION DATE. Upon the deposit of funds with the

Depositary for the purpose of making payments to tendering Holders, the Purchaser's obligation to make such payment shall be satisfied, and tendering Holders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing Shares not purchased will be returned, without expense to the tendering Holder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 3--"Procedures for Tendering Shares", such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share pursuant to the Offer, the Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    THE PURCHASER RESERVES THE RIGHT TO ASSIGN TO PARENT, OR TO ANY OTHER DIRECT OR INDIRECT WHOLLY OWNED SUBSIDIARY OF PARENT, THE RIGHT TO PURCHASE ALL OR ANY PORTION OF THE SHARES TENDERED PURSUANT TO THE OFFER, BUT ANY SUCH ASSIGNMENT WILL NOT RELIEVE THE PURCHASER OF ITS OBLIGATIONS UNDER THE OFFER AND THE MERGER AGREEMENT AND WILL IN NO WAY PREJUDICE THE RIGHTS OF TENDERING HOLDERS TO RECEIVE PAYMENT FOR SHARES VALIDLY TENDERED AND ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER.

    SECTION 3.  PROCEDURES FOR TENDERING SHARES.

    VALID TENDER OF SHARES. In order for Shares to be validly tendered pursuant to the Offer, a Holder must, prior to the Expiration Date, either (i) deliver to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantees, (b) the Certificates for Shares to be tendered or, if your Shares are Direct Registration Shares, you must ensure that the Direct Registration Shares box of the Letter of Transmittal that is delivered to the Depositary is properly completed and (c) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase, (ii) cause such Holder's broker, dealer, commercial bank, trust company or custodian to tender applicable Shares pursuant to the procedures for book-entry transfer described below or (iii) comply with the guaranteed delivery procedures described below.

    Pursuant to the Rights Agreement, until the close of business on the Distribution Date (as defined in the Rights Agreement), the Rights will be transferred with and only with the certificates for Common Stock and the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. Pursuant to an amendment to the Rights Agreement, the Rights will be inoperative with respect to the acquisition of Shares pursuant to the Offer or the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

    If separate certificates representing the Rights are issued to Holders prior to the time a Holder's Shares are tendered pursuant to the Offer, certificates representing the number of Rights equal to the number of Shares tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation received by the Depositary with respect thereto, in order for such Shares to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a Holder receiving the certificates for Rights by use of the guaranteed delivery procedures described below. A tender of Shares constitutes an agreement by the tendering Holder to deliver certificates representing all Rights formerly associated with the number of Shares tendered pursuant to the Offer to the Depositary prior to expiration of the period permitted by such guaranteed delivery procedures for delivery of certificates for, or a Book- Entry Confirmation with respect to, Rights (the "Rights Delivery Period"). However, after expiration of the Rights Delivery Period, the Purchaser may elect to reject as invalid a tender of Shares with respect to which certificates for, or a Book-Entry Confirmation with respect to, the number of Rights required to be tendered with such Shares have not been received by the Depositary. Nevertheless, the Purchaser will be entitled to accept for payment Shares tendered by a Holder prior to receipt of the certificates for the Rights required to be tendered with such Shares, or a Book-Entry Confirmation with respect to such Rights, and either (i) subject to complying with applicable rules and regulations of the Commission, withhold payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights or (ii) make payment for Shares accepted for payment pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering Holder to deliver Rights and such guaranteed delivery procedures. Any determination by the Purchaser to make payment for Shares in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of the Purchaser.

    THE METHOD OF DELIVERY OF THE SHARES, CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING HOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by (i) causing such securities to be transferred in accordance with the Book-Entry Transfer Facility's procedures into the Depositary's account and (ii) causing the Letter of Transmittal to be delivered to the Depositary by means of an Agent's Message. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed copy thereof), properly completed and duly executed, together with any required signature guarantees, or any Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering Holder must comply with the guaranteed delivery procedures described below. DELIVERY OF THE LETTER OF TRANSMITTAL AND OTHER REQUIRED DOCUMENTS OR INSTRUCTIONS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEE. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by the registered holder(s) (which term, for purposes of this document, shall include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of Shares) of Shares who has not completed the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

    If a Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal, or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed as described above. See Instructions 1, 5 and 7 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a Holder desires to tender Shares pursuant to the Offer and such Holder's Certificates are not immediately available (including because certificates for Rights have not yet been distributed by the Rights Agent) or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

     (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary as provided below prior to the Expiration Date; and

    (iii) the Certificates for all tendered Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantee (or, in the case of a book-entry transfer, a Book-Entry Confirmation along with an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, or in the case certificates for the Rights have been issued, three NYSE trading days after the date certificates for Rights are distributed to Holders by the Rights Agent. A trading day is when the NYSE is open for business.

    Any Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

    DIRECT REGISTRATION SHARES. Holders of Direct Registration Shares will receive all documents furnished to stockholders generally in connection with the Offer. A stockholder who wishes to tender Direct Registration Shares must use the Letter of Transmittal to tender such Shares by completing the box entitled "Direct Registration Shares". Each holder of Direct Registration Shares may tender all, some or none of such stockholder's Direct Registration Shares. Any Direct Registration Shares tendered but not purchased will be credited back to such Holder's Direct Registration Shares account.

    OTHER REQUIREMENTS. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of:

     (i) Certificates evidencing such Shares, a Book-Entry Confirmation of the delivery of such Shares or, if such Shares are Direct Registration Shares, a properly completed Letter of Transmittal and if certificates evidencing Rights have been issued, such certificates or a Book-Entry Confirmation, if available, with respect to such certificates (unless the Purchaser elects, in its sole discretion, to make payment for the Shares pending receipt of such certificates or a Book-Entry Confirmation, if available, with respect to such certificates);

    (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message); and

    (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for Shares (or certificates for

          Rights) or Book-Entry Confirmations with respect to Shares (or Rights, if applicable) are actually received by the Depositary.

    UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including, but not limited to, time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right, in its sole discretion, subject to the terms of the Merger Agreement and the rules and regulations of the Commission, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

    Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering Holder irrevocably appoints each designee of the Purchaser as attorney-in-fact and proxy of such Holder, with full power of substitution, to vote the Shares as described below in such manner as each such attorney-in-fact and proxy (or any substitute thereof) shall deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such Holder's rights with respect to the Shares (and any and all dividends (other than regular quarterly dividends declared and paid prior to the Effective Date of the Merger), distributions, rights, or other securities issued or issuable in respect of such Shares on or after May 16, 2000 (collectively, the "Distributions")) tendered by such Holder and accepted for payment by the Purchaser prior to the time of such vote or action. All such proxies shall be considered coupled with an interest in the tendered Shares and shall be irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of such Shares and all Distributions in accordance with the terms of the Offer. Such acceptance for payment by the Purchaser shall revoke, without further action, any other proxy or power of attorney granted by such Holder at any time with respect to such Shares and all Distributions and no subsequent proxies or powers of attorney will be given (or, if given, will not be deemed effective) with respect thereto by such Holder. The designees of the Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent or otherwise, and the Purchaser reserves the right to require that, in order for Shares or any Distributions to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such shares of Common stock, the Purchaser must be able to exercise all rights (including, without limitation, all voting rights and rights of conversion) with respect to such Shares and receive all Distributions.

    BACKUP FEDERAL INCOME TAX WITHHOLDING AND SUBSTITUTE FORM W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each Holder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such Holder's correct taxpayer identification number ("TIN") on a substitute form W-9 and certify, under penalties of perjury, that such TIN is correct and that such Holder is not subject to backup withholding. If a Holder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such Holder and payment of cash to such Holder pursuant to the Offer may be subject to backup withholding of 31%. All Holders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain Holders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign Holders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See "Important Tax Information" in the Letter of Transmittal.

    OTHER REQUIREMENTS. The Purchaser's acceptance for payment of the Common Stock tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and the Purchaser upon the terms and subject to the conditions of the Offer.

    SECTION 4. WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 14, 2000.

    If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Holders are entitled to withdrawal rights as described in this
Section 4--"Withdrawal Rights". Any such delay will be an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. Shares tendered pursuant to the procedure for book-entry transfer as set forth in Section 3--"Procedures for Tendering Shares", may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. If Direct Registration Shares are being withdrawn, the notice of withdrawal must make specific reference to the withdrawal of such Direct Registration Shares.

    Withdrawals of tendered Shares may not be rescinded without the Purchaser's consent and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, the Purchaser, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    However, any Shares properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in
Section 3--"Procedures for Tendering Shares".

    SECTION 5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each Holder will depend in part upon such Holder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, insurance companies, foreign corporations, foreign partnerships, foreign trusts, foreign estates, persons who are not citizens or residents of the United States, tax-exempt entities, Holders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. ALL HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

    The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for federal income tax purposes, a Holder will recognize gain or loss in an amount equal to the difference between the cash received by the Holder pursuant to the Offer or the Merger and the Holder's adjusted tax basis in the Shares purchased pursuant to the Offer or converted to cash in the Merger. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be. For federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the Holder, and a long-term capital gain or loss if the Holder's holding period is more than one year as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. In the case of a noncorporate Holder, capital gain is currently eligible for reduced rates of taxation if the Shares were held for more than one year. There are limitations on the deductibility of capital losses. All Holders should consult their own tax advisors to determine the U.S., federal, state, local or foreign income or other tax consequences that may be relevant to them.

    SECTION 6.  PRICE RANGE OF SHARES; DIVIDENDS.

    The Shares are listed and traded on the NYSE under the symbol "HSM". The table below sets forth, for the periods indicated, the quarterly high and low daily closing prices of the Shares on the NYSE:

                                                                HIGH       LOW
                                                              --------   --------
Fiscal Year Ended December 31, 1998
  First Quarter.............................................   $18.75     $13.63
  Second Quarter............................................    19.50      17.00
  Third Quarter.............................................    18.94      12.63
  Fourth Quarter............................................    19.38      12.00
Fiscal Year Ended December 31, 1999
  First Quarter.............................................   $18.13     $13.75
  Second Quarter............................................    17.44      14.63
  Third Quarter.............................................    18.31      16.56
  Fourth Quarter............................................    18.44      12.88
Fiscal Year Ended December 31, 2000
  First Quarter.............................................   $14.75     $12.63
  Second Quarter (through May 11)...........................    14.00      13.00

------------------------

    Source: Company's Annual Report on Form 10-K filed with the Commission on March 30, 2000, other than fiscal year 2000 data; fiscal year 2000 data from Bloomberg.

    On May 11, 2000, the last full trading day prior to the public announcement of the Offer, the reported closing sales price of the Shares on the NYSE was $13.38 per share of Common Stock. On May 15, 2000, the last full trading day prior to the date of this Offer to Purchase, the last reported closing sales price of the Shares was $28.56 per share. Holders are urged to obtain current market quotations for the Shares.

    The Company has paid a quarterly cash dividend of $0.02 per Share for each of the last two years. The Merger Agreement prohibits the Company from declaring or paying any dividends (other than regular quarterly dividends) until the Effective Date of the Merger without the prior written consent of Parent.

    SECTION 7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    THE COMPANY. Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

    The Company manufactures, sells, installs and services merchandising and refrigeration systems for the commercial food industry. The Company offers a variety of systems including refrigerated and non-refrigerated display merchandisers, refrigeration systems and beverage coolers. Display merchandisers are used to display refrigerated and frozen products in supermarkets, convenience stores, food service outlets and delicatessens. The Company's display merchandisers can be customized to display a variety of items. The Company's refrigeration systems include multi-compressors, automatic flow control systems and electronic controls, which are generally located in a store's back room, away from the display and merchandising areas. In addition, the Company manufactures air handlers, condensers and coils for the commercial/industrial refrigeration market. The Company also manufactures and installs walk-in storage coolers and freezers used for bulk storage and non-display items. The Company is a Delaware corporation. The address of the Company's principal executive offices is 12999 St. Charles Rock Road, Bridgeton, Missouri, 63044-2483. The telephone number of the Company at such offices is
(314) 291-2000.

    CAPITAL STRUCTURE.  The authorized capital of the Company consists of
(a) 150,000,000 Shares and (b) 20,000,000 shares of preferred stock, par value $0.001 per share. As of May 11, 2000, no shares of preferred stock were outstanding, but 1,500,000 of such preferred shares were designated as Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") in accordance with the terms of the Rights Agreement.

    (A) COMMON STOCK

    As of May 8, 2000, the Company had 50,593,522 Shares outstanding. As of May 8, 2000, no other shares of any class of the capital stock of the Company were outstanding.

    (B) RIGHTS

    The Company has adopted a Rights Agreement providing for the issuance of one Right with each share of Common Stock. The Rights Agreement was amended on July 15, 1999. As amended, the Rights Agreement provides that the registered holder of each Right is entitled to purchase from the Company, one one-hundredth of a share of Series A Junior Preferred Stock (a "Preferred Share") at a price of $150 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights will become exercisable on the Rights Distribution Date, which is the earlier of the close of business on the tenth day following a public announcement that a person or group has acquired beneficial ownership of 15% or more of the outstanding shares of the Common Stock (an "Acquiring Person") or the close of business on the tenth business day after the commencement of a tender offer or exchange offer that would, if consummated, result in a person or group becoming an Acquiring Person.

    If a person becomes an Acquiring Person, each Right holder (other than the Acquiring Person) will be entitled to receive, upon exercise of the Right, a number of shares of Common Stock having a market value of two times the exercise price of the Right. If the Company is acquired in a merger or other business combination, each Right holder (other than the Acquiring Person) will be entitled to receive, upon exercise of a Right, a number of the acquiring company's common shares having a market value at that time of two times the exercise price of the Right.

    In general, the Company can redeem all Rights for one cent per Right at any time until a person or group has become an Acquiring Person. The board of directors of the Company, without the consent of the Rights holders, is also authorized to reduce the stock ownership thresholds to 10% or increase them to not more than 20%. The Rights will expire immediately prior to the initial purchase of Shares in the Offer or otherwise at the close of business on December 31, 2007. Until a Right is exercised, the holder of a Right (merely by being a Right holder) will not have rights as a shareholder of the Company including voting or dividend rights.

    Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of at least $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. Each Preferred Share will have 100 votes, to be voted together with the Common Stock. In the event of a merger or other transaction in which shares of Common Stock are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock.

    (C) OPTIONS

    The Company has issued options to acquire Shares pursuant to its Stock Incentive Plan and Deferred Compensation Plan for Directors to non-management directors, executives and other employees. As of May 8, 2000, these options and other rights were exercisable into 5,755,817 Shares.

                          HUSSMANN INTERNATIONAL, INC.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

    Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Company's 10-K"). More comprehensive financial information is included in the Company's 10-K and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to the Company's 10-K and other documents, including the financial statements and related notes contained therein. The Company's 10-K and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth under "Available Information".

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   FISCAL YEAR ENDED
                                                    DECEMBER 31,     DECEMBER 31,      DECEMBER 31,
                                                        1999             1998              1997
                                                    ------------   -----------------   ------------
                                                            (IN MILLIONS EXCEPT SHARE DATA)
Revenues..........................................    $1,315.0         $1,221.2          $1,096.2
Cost of goods sold................................     1,035.3            964.0             889.5
Gross profit......................................       279.7            257.2             206.7
Selling, general and administrative expenses......       153.4            135.9             115.9
Non-recurring charges.............................          --              1.4              47.8
Operating income..................................       126.3            119.9              43.0
Whitman charges...................................          --              1.5              28.4
Interest expense: Whitman.........................          --              1.0              17.3
Other.............................................        22.5             17.8               1.6
Total interest expense............................        22.5             18.8              18.9
Foreign exchange loss on purchase price hedge.....       (10.3)              --                --
Other income (expense), net.......................         1.9             (3.4)              1.2
Total other income (expense), net.................        (8.4)            (3.4)              1.2
Income (loss) before income tax expense and
  minority interests..............................        95.4             96.2              (3.1)
Income tax expense................................        34.4             39.0               9.4
Income (loss) before minority interests...........        61.0             57.2             (12.5)
Minority interests................................        (0.8)             0.3              (0.3)
Net income (loss).................................    $   60.2         $   57.5          $  (12.8)
Weighted average shares--Basic (in thousands).....      50,859           50,841                --
Basic--EPS........................................    $   1.18         $   1.13                --
Weighted average shares--Diluted
(in thousands)....................................      51,867           52,006                --
Diluted--EPS......................................    $   1.16         $   1.11                --

                          CONSOLIDATED BALANCE SHEETS

                                                               AS OF DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                              (IN MILLIONS, EXCEPT
                                                                   SHARE DATA)
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 34.9      $ 26.1
  Receivables, net of allowance for doubtful accounts of
    $4.3 and $2.7, respectively.............................    290.5       285.3
  Inventories...............................................    139.3       106.9
  Other current assets......................................     19.8        11.5
Total current assets........................................    484.5       429.8
Property and equipment, net.................................    199.5       168.4
Intangible assets, net......................................    109.1        29.4
Other assets................................................     23.3        26.1
Total assets................................................   $816.4      $653.7

                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Short-term debt and current maturities long-term debt.....   $ 18.4      $ 16.9
  Accounts payable..........................................    149.5       137.5
  Income taxes payable......................................      1.7         9.1
  Accrued expenses..........................................     64.7        72.7
Total current liabilities...................................    234.3       236.2
Long-term debt..............................................    294.6       200.7
Other liabilities...........................................     51.9        31.3
Total liabilities...........................................    580.8       468.2
Shareholders' equity:
  Preferred stock, $.001 par value, 20,000,000 shares
    authorized, none issued or outstanding..................       --          --
  Common stock, $.001 par value, 150,000,000 shares
    authorized, 51,166,000 and 51,006,000 issued; 50,909,000
    and 50,763,000 shares outstanding, respectively.........      0.1         0.1
  Additional paid-in capital................................     92.8        90.6
  Retained earnings.........................................    217.1       161.0
  Accumulated other comprehensive loss......................    (70.2)      (62.2)

  Treasury stock, at cost: 257,000 and 243,000 shares,
    respectively............................................     (4.2)       (4.0)

Total shareholders' equity..................................    235.6       185.5
Total liabilities and shareholders' equity..................   $816.4      $653.7

                CERTAIN PROJECTED FINANCIAL DATA FOR THE COMPANY

    Prior to entering into the Merger Agreement, Parent received from the Company certain information which Parent and the Purchaser believe was not and is not publicly available, including certain projected financial data (the "Projections") for the fiscal years 2000 through 2004. The Company does not publicly disclose projections, and the Projections were not prepared with a view to public disclosure.

                                        FISCAL YEAR   FISCAL YEAR   FISCAL YEAR   FISCAL YEAR   FISCAL YEAR
                                           2000          2001          2002          2003          2004
                                        -----------   -----------   -----------   -----------   -----------
                                                      (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Selected Income Statement Data:
  Sales...............................    $1,422.0      $1,506.3      $1,596.2      $1,692.8      $1,796.5
  Operating Income....................       152.4         174.7         198.5         224.2         252.3
  Net Income..........................        81.6          97.3         115.2         135.6         158.2
  Diluted Shares Outstanding..........        50.7          49.4          49.4          49.4          49.4
  Earnings Per Share..................        1.61          1.97          2.33          2.74          3.20

Selected Supplemental Data:
  EBITDA..............................    $    183      $    206      $    230      $    256      $    284
  Capital expenditures................          40            40            40            40            40

------------------------

                CAUTIONARY STATEMENTS CONCERNING THE PROJECTIONS
                         AND FORWARD-LOOKING STATEMENTS

    The Projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Neither Parent's nor the Company's certified public accountants have examined or compiled any of the Projections or expressed any conclusion or provided any form of assurance with respect to the Projections and, accordingly, assume no responsibility for the Projections. The Projections were not prepared with the approval of the Company's Board of Directors. The Projections are included herein to give the Holders access to information which was provided to Parent and which is believed by Parent and the Purchaser to be not publicly available.

    Certain matters discussed herein (including, but not limited to, the Projections) are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements included herein (including the Projections) and should be read with caution. The Company has advised Parent and the Purchaser that the Projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the Projections were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by management of the Company with respect to, among other things, industry performance, general economic, market, interest rate and financial conditions, sales, cost of goods sold, operating and other revenues and expenses, capital expenditures and working capital of the Company, and other matters which may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will prove accurate, and actual results may be materially greater or less than those contained in the Projections. In addition, the Projections do not take into account any of the transactions contemplated by the Merger Agreement, including the Offer and the Merger. These events may cause actual results to materially differ from the Projections.

    For these reasons, as well as the bases and assumptions on which the Projections were complied, the inclusion of such Projections herein should not be regarded as an indication that the Company,

Parent, the Purchaser or any of their respective affiliates or representatives considers such information to be an accurate prediction of future events, and the Projections should not be relied on as such. None of such persons assumes any responsibility for the reasonableness, completeness, accuracy or reliability of such Projections. No party nor any of their respective affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the Projections and none of them intends to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions are shown to be in error.

    AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"), including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov. Such information should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, NY 10005.

    SECTION 8.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

    THE PURCHASER. The Purchaser, a newly incorporated Delaware corporation and a wholly owned subsidiary of Parent, has not conducted any business other than in connection with the Offer and the Merger Agreement. All of the issued and outstanding shares of capital stock of the Purchaser are beneficially owned by Parent. The principal address of the Purchaser is 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey, 07675. The telephone number of the Purchaser at such office is (201) 573-0123.

    PARENT. Parent is subject to the informational and reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities and other matters is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. These reports, proxy statements and other information may be inspected at, and copies may be obtained from, the same places and in the manner set forth with respect to information concerning the Company in Section 7--"Certain Information Concerning the Company--Available Information". Additional information regarding Parent and the Offer may be obtained at Parent's website: www.ingersoll-rand.com.

    The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

    During the last five years, none of Parent, the Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

    Except as described in this Offer to Purchase, (i) none of Parent, the Purchaser or, to the best of their knowledge, any of the persons listed in
Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Parent or the Purchaser or, to the best of their knowledge, any associate or majority-owned subsidiary of any of the persons listed in
Schedule I to this Offer to Purchase, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company, and
(ii) none of Parent, the Purchaser, or to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase has effected any transaction in such equity securities during the past 60 days. The Purchaser and Parent disclaim beneficial ownership of any Shares owned by any pension plans of Parent or the Purchaser or any pension plans of any associate or majority-owned subsidiary of Parent or the Purchaser.

    Except as described in this Offer to Purchase, none of Parent, the Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, during the past two years, none of Parent, the Purchaser or, to the best of their knowledge, any of the persons listed on
Schedule I hereto has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years, there have been no contacts, negotiations or transactions between any of Parent, the Purchaser or any of their subsidiaries or, to the best knowledge of Parent or the Purchaser, any of the persons listed in
Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    SECTION 9.  SOURCE AND AMOUNT OF FUNDS.

SOURCE AND AMOUNT OF FUNDS

    The Offer is not conditioned upon any financing arrangements. The Purchaser estimates that the total amount of funds required by the Purchaser to purchase all of the outstanding Shares will be approximately $1.55 billion. In addition, the Purchaser will refinance approximately $107 million of debt, net of cash, and plans to assume approximately $170 million of the Company's debt. Based on the foregoing, the total funds required are approximately $1.66 billion, plus reasonable and customary fees and expenses incurred in connection with the Offer and the Merger. The Purchaser will obtain the necessary funds through capital contributions and/or loans by Parent and/or various wholly owned direct or indirect subsidiaries of Parent.

    Parent intends to obtain such funds through the issuance of approximately $800 million of commercial paper, which is backed by existing revolving credit arrangements, and approximately $862 million of extendible commercial notes, in each case bearing a market interest rate. In the event that the extendible commercial notes are not repaid on the initial redemption date, the interest rate on such notes will be reset to a higher rate. The commercial paper and extendible commercial notes will be senior unsecured obligations of Parent ranking pari passu to all other unsecured debt of Parent.

    Parent intends to repay the commercial paper and extendible commercial notes with the proceeds of planned divestitures and general corporate funds.

    SECTION 10.  BACKGROUND OF THE OFFER.

    Representatives of the Company and Parent met in late 1999 to discuss opportunities for cooperating in the home shopping/e-commerce area. These discussions did not contemplate any acquisition of the Company by Parent.

    At the regularly scheduled meetings of the board of directors of Parent (the "Parent Board") held on February 2, 2000 and March 1, 2000, Parent's management made summary presentations with respect to various possible acquisition candidates, including the Company.

    On March 23, 2000, the Parent Board met telephonically to consider, among other things, a possible acquisition of the Company. The Parent Board received a presentation from management of Parent in which management described the strategic rationale for the proposed acquisition. At such meeting, the Parent Board authorized management to explore an acquisition of the Company and to initiate discussions and negotiations with the Company regarding an acquisition of the Company by Parent at a price not to exceed $26 per share.

    On March 25, 2000, Mr. Henkel, President and Chief Executive Officer of Parent, in a telephone conversation initiated the previous day with Mr. Vowell, President and Chief Executive Officer of the Company, proposed an acquisition of the Company by Parent at a price ranging from $22 to $24 per share. Mr. Henkel indicated that Parent would not pursue an acquisition of the Company on a hostile basis. Mr. Vowell responded that, although the Company was not for sale, he would consider Parent's proposal.

    On March 31, 2000, Mr. Vowell contacted Mr. Henkel and indicated that he believed that the value of the Company was in a range between $28 and $30 per share. Mr. Henkel responded that a price in that range would not be justified based on the information available to him. Mr. Henkel also reiterated that Parent was not interested in proceeding on a hostile basis.

    On April 4, 2000, Mr. Henkel contacted Mr. Vowell and indicated that Parent was prepared to raise its price to between $24 and $26 per share, in an all-cash transaction. Mr. Vowell responded that he continued to believe that a price in that range did not reflect the full value of the Company.

    On April 17, 2000, further discussions were held between Mr. Henkel and Mr. Vowell. Mr. Henkel indicated that based on publicly available information about the Company, he was unwilling to propose an acquisition of the Company for a price in excess of $26 per share. However, he indicated a willingness to consider nonpublic information that the Company would make available. Accordingly, Mr. Vowell scheduled a meeting with Mr. Henkel for April 20, 2000.

    On April 18, 2000, the Company and Parent entered into a confidentiality/standstill agreement, a copy of which has been filed as Exhibit (e)(2) hereto.

    On April 20, 2000, the scheduled meeting between Mr. Vowell and Mr. Henkel took place. The Company's plans and projections were discussed, but there was no discussion concerning the price of Parent's proposal.

    In the following week, Mr. Vowell and Mr. Henkel held additional discussions concerning the price that Parent was prepared to offer for the Company. On
April 24 and 25, Mr. Henkel contacted each of the Parent Board members individually by telephone and they expressed a willingness to increase the Offer to acquire the Company to an amount not to exceed $29 per share. Early in the week, Mr. Henkel indicated that Parent was prepared to pursue a transaction at $28.50 per share. Mr. Vowell responded that he did not believe such price adequately reflected the Company's value.

    On April 26, Mr. Henkel indicated that Parent's Board had provisionally authorized discussions with the Company with respect to a transaction at $29 per share, subject to satisfactory completion of more detailed due diligence.
Mr. Vowell conveyed this to members of the Board who were available at that time and it was determined to request that Parent furnish to the Company the form of contract that Parent would propose to effect the transaction and, if the form of contract was generally acceptable, to allow Parent to proceed with more detailed due diligence. Counsel to Parent furnished to WLRK an outline of contractual terms, followed by Parent's proposed form of agreement and various due diligence meetings between representatives of Parent and the Company took place during the weeks of May 1 and May 8. The terms of the agreement were negotiated during the period from May 3 through May 11, 2000.

    On May 3, 2000, the Parent Board met to consider the contacts with the Company and received a presentation from Goldman Sachs regarding the proposed acquisition of the Company. Management of Parent updated its presentation regarding the strategic rationale for the proposed acquisition and discussed the status of the due diligence investigation of the Company. At such meeting, the Parent Board authorized the acquisition of the Company at a price of up to $29 per share, subject to satisfactory completion of due diligence and negotiation of acceptable definitive documentation.

    On Thursday afternoon, May 11, 2000, the board of directors of the Company (the "Board") met to consider the Offer, the Merger and the Merger Agreement. Following discussion, the Board determined that the terms of the Offer and the Merger were advisable, fair to and in the best interests of, the stockholders of the Company, approved the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, and determined to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement. Following the Board meeting, Parent, the Purchaser and the Company executed the Merger Agreement.

    In the morning of May 12, 2000, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement.

    On May 16, 2000, in accordance with the Merger Agreement, the Purchaser commenced the Offer.

    SECTION 11.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN
     AGREEMENTS.

    PURPOSE OF THE OFFER. The purpose of the Offer is to enable Parent to acquire as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. The purpose of the Merger is for Parent to acquire all remaining Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

    Under the DGCL, the approval of the Board of Directors of the Company is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Unless the Merger is consummated pursuant to the "short-form" merger provisions under Section 253 of the DGCL described below (in which case no vote of the holders of the outstanding Shares is required), the only remaining required corporate action of the Company is the adoption of the Merger Agreement and the approval of the Merger by vote of the holders of a majority of the outstanding Shares. The Board of Directors of the Company has unanimously (i) determined that the terms of each of the Offer and the Merger of the Purchaser with and into the Company are fair to, and in the best interests of, the Holders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and
(iii) declared the advisability of the Merger Agreement and recommended that the Holders accept the Offer, tender their Shares (including the Rights) pursuant to the Offer and (if required by applicable law) adopt the Merger Agreement.

    In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby if such action is required by the DGCL. However, under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger without a vote of the Company's stockholders. Accordingly, if the Purchaser acquires at least 90% of the outstanding Shares, it will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without a vote of the Company's stockholders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take, at the request of the Purchaser, all necessary and appropriate action to cause the Merger to become effective without a meeting of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger.

    If the Purchaser purchases a majority of the outstanding Shares pursuant to the Offer, the Merger Agreement provides that the Purchaser will be entitled to designate representatives to serve on the Board of Directors of the Company in proportion to the Purchaser's ownership of Shares following such purchase. The Purchaser expects that such representation would permit the Purchaser to exert substantial influence over the Company's conduct of its business and operations.

    PLANS FOR THE COMPANY. Subject to certain matters described below, it is currently expected that, initially following the Merger, the business and operations of the Company will generally continue as they are currently being conducted. Parent currently intends to cause the Company's operations to continue to be run and managed by, amongst others, the Company's existing executive officers. Parent will continue to evaluate all aspects of the business, operations, capitalization and management of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such further actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management.

    As a result of the completion of the Offer, the interest of Parent in the Company's net book value and net earnings will be in proportion to the number of Shares acquired in the Offer. If the Merger is consummated, Parent's interest in such items and in the Company's equity generally will equal 100% and Parent and its subsidiaries will be entitled to all benefits resulting from such interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any future decrease in the value of the Company after the Merger. Subsequent to the Merger, current stockholders of the Company will cease to have any equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, stockholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

    The Shares are currently traded on the NYSE. Following the consummation of the Merger, the Shares will no longer be listed on the NYSE and the registration of the Shares under the Exchange Act will be terminated. Accordingly, after the Merger there will be no publicly-traded equity securities of the Company outstanding and the Company may no longer be required to file periodic reports with the Commission. See Section 13--"Effect of the Offer on the Market for the Shares; Exchange Act Registration". It is expected that, if Shares are not accepted for payment by the Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the current Board of Directors, will continue to manage the Company as an ongoing business.

    Except as otherwise discussed in this Offer to Purchase, Parent has no present plans or proposals that would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation involving the Company or any of its subsidiaries, or purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries or in any other material changes to the Company's capitalization, corporate structure, business or composition of the Board of Directors of the Company or the management of the Company, except that Parent intends to review the composition of the boards of directors (or similar governing bodies) of the Company and its subsidiaries and to cause the election to such boards of directors (or similar governing bodies) of certain of its representatives.

MERGER AGREEMENT.

    The following is a summary of the material terms of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule TO. The Merger Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7--"Certain Information Concerning the Company--Available Information".

    MERGER AGREEMENT.

    THE OFFER. The Merger Agreement provides that no later than five business days after the public announcement of the Merger Agreement, Parent and the Purchaser will commence the Offer and that the obligation of Parent and the Purchaser to consummate the Offer and to accept for payment and to pay for any Shares validly tendered pursuant to the Offer and not withdrawn shall be subject to only those conditions set forth therein. Subject to the terms of the Merger Agreement, the Purchaser may modify the terms and conditions of the Offer; provided, however, that the Purchaser shall not, without the prior written consent of the Company, (i) reduce the minimum number of Shares to be purchased pursuant to the Offer, (ii) reduce the Offer Consideration, (iii) change the form of consideration payable in the Offer, (iv) reduce the maximum number of shares to be purchased in the Offer, (v) amend the terms or the conditions of the Offer in a manner which is adverse to the Holders, or which imposes conditions or terms to the Offer in addition to those set forth therein,
(vi) extend the Expiration Date beyond twenty (20) business days after commencement of the Offer, except (A) as required by applicable law, (B) as specified in the immediately succeeding paragraph or (C) that if any condition set forth in Section 14--"Conditions of the Offer" has not been satisfied or waived, the Purchaser will extend the Expiration Date for one or more periods, but in no event later than October 31, 2000, or (vii) waive the HSR Condition; provided, however, that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission.

    Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, extend the Offer for up to ten (10) business days in the aggregate, notwithstanding that all conditions set forth in Section 14--"Conditions of the Offer" are satisfied on the Expiration Date, if, immediately prior to the Expiration Date, less than 90% of the Shares have been tendered and not withdrawn; provided that, after the initial such extension, the Offer shall not be subject to any conditions that are at the time of such extension satisfied other than the Minimum Condition and the conditions set forth in clauses (v)(a) and (v)(e)(2) of Section 14--"Conditions of the Offer".

    COMPOSITION OF THE BOARD FOLLOWING CONSUMMATION OF THE OFFER. The Merger Agreement provides that, promptly after the purchase of and payment for the Shares by the Purchaser pursuant to the Offer, Parent shall, subject to the provisions of the next paragraph, be entitled to designate such number of directors (the "Parent Designees"), rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on such Board (after giving effect to any increase in the size of such Board pursuant to this sentence) multiplied by the percentage that the number of Shares beneficially owned by the Purchaser at such time (including Shares so accepted for payment) bears to the total number of Shares then outstanding; provided that in no event shall the Parent Designees constitute less than a majority of the entire Board of Directors. In furtherance thereof, the Company shall, upon the request of Parent, use its reasonable best efforts promptly either to increase the size of its Board of Directors or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable the Parent Designees to be so elected or appointed to the Company's Board of Directors, and the Company shall take all actions available to the Company to cause the Parent Designees to be so elected or appointed. At such time, the Company shall, subject to the provisions of the next paragraph, if requested by Parent, also take all action necessary to cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of

Directors, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee of each such board. The Merger Agreement further provides that the Company's obligation to appoint Parent Designees to the Company's Board of Directors will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

    Notwithstanding the foregoing, the parties to the Merger Agreement will use their respective reasonable best efforts to ensure that at least two of the members of the Board shall, at all times prior to the Effective Time, be directors of the Company who were directors of the Company on the date of the Merger Agreement (the "Continuing Directors"), provided that, if there shall be in office less than two Continuing Directors for any reason, the Board of Directors will cause the person designated by the remaining Continuing Director to fill such vacancy, and such person will be deemed to be a Continuing Director for all purposes of the Merger Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office will designate two persons to fill such vacancies who will not be officers or employees or affiliates of the Company or Parent or any of their respective subsidiaries. From and after the time, if any, that the Parent Designees constitute a majority of the Company's Board of Directors and prior to the Effective Time, pursuant to the terms of the Merger Agreement, any amendment or modification of the Merger Agreement, any amendment to the Company's Certificate of Incorporation or By-Laws, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser thereunder, any waiver of any condition to the Company's obligations hereunder or any of the Company's rights hereunder or other action by the Company hereunder which adversely affects the Holders other than Parent or Purchaser may be effected only if there are in office one or more Continuing Directors and such action is approved by the action of unanimous vote of the entire Board of Directors of the Company.

    THE MERGER. The Merger Agreement provides that subject to the conditions thereof, and in accordance with the DGCL, the Merger shall be effected and the Purchaser shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate existence of the Purchaser will cease and the Company will continue as the surviving corporation (as such, the "Surviving Corporation") and shall continue to be governed by the laws of the state of Delaware.

    The Merger Agreement provides that the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law. The Merger Agreement provides that the by-laws of the Company shall be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law. The Merger Agreement provides that from and after the Effective Time, (a) the directors of the Purchaser will be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of the Company shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS. At the Effective Time, each issued and outstanding share of Common Stock (other than Shares held by the Company or by Parent or any other subsidiary of Parent other than shares in accounts beneficially owned by third parties, which will automatically be canceled and will cease to exist and no cash or other consideration will be delivered or deliverable in exchange therefor, and other Shares, if any, held by Holders who have not voted such Shares in favor of the Merger and who have perfected their appraisal rights under the DGCL) will, by virtue of the Merger and without any action by the Holders thereof, be converted into the right to receive an amount in cash equal to the Offer Consideration (the "Merger Consideration") payable to the Holder thereof, without interest thereon, less any required withholding taxes, upon surrender and exchange of a Certificate.

    Immediately prior to the Effective Time, each share of common stock, par value $0.01 per share, of the Purchaser then issued and outstanding will, by virtue of the Merger and without any action on the part of the holders thereof, be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

    The Merger Agreement provides that upon consummation of the Offer, each then outstanding option to purchase Shares, whether or not otherwise vested and exercisable (a "Stock Option") shall be cancelled by the Company and in consideration of such cancellation and except to the extent that Parent and the holder of any such Stock Option otherwise agree, the Company shall pay to such holders of Stock Options an amount in respect thereof equal to the product of
(A) the excess, if any, of (i) the Merger Consideration over (ii) the exercise price per Share subject to such Stock Option and (B) the number of Shares subject to such Stock Option immediately prior to its cancellation. Such payment shall be less any required withholding taxes and without interest.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company as to the Company's organization, authorization, consents and noncontravention, capital structure, filings with the Commission, absence of material adverse change, absence of undisclosed liabilities, absence of material untrue statements, real property, intellectual property, certain contracts and arrangements, legal proceedings and compliance with the law, environmental laws, taxes, benefit plans, labor matters, the opinion of a financial advisor, voting requirements, rights plan and brokers. Some of the representations are qualified by the limitation that, in order for the representation to have been breached, the event breaching the representation must have a Material Adverse Effect. A "Material Adverse Effect" as to the Company means a material adverse effect on
(i) the ability of the Company to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby or (ii) the financial condition, business, assets, or results of operations of the Company, other than adverse effects resulting from (A) conditions, circumstances or changes in the general economy, the capital markets or the industry in which the Company is engaged or (B) any public disclosure of the Merger Agreement.

    In addition, the Merger Agreement contains representations and warranties of Parent and the Purchaser concerning their organization, authorization, consents and noncontravention, absence of material untrue statements, voting requirements, absence of business activities by the Purchaser and sufficient funds.

    CONDUCT OF BUSINESS OF THE COMPANY. Pursuant to the Merger Agreement, the Company has agreed that prior to the Effective Time, the Company and its subsidiaries will carry on its business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organizations, keep available the services of its current key officers and employees and preserve the goodwill of those engaged in material business relationships with the Company. Without limiting the generality of the foregoing, except as expressly contemplated by the Merger Agreement, the Company and its subsidiaries will not, without the prior consent of Parent:

    (1) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its outstanding capital stock (other than, with respect to a subsidiary of the Company, to its corporate parent), except regular quarterly dividends with respect to the Shares on the regular quarterly record date and at a rate less than or equal to the rate paid on the last quarterly dividend date, (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares (except for the acquisition of Shares from holders of Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Stock Options to the extent required under the terms of such Stock Options as in effect at the time of the Merger Agreement;

    (2) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of vested Options outstanding at the time of the Merger Agreement;

    (3) amend its certificate of incorporation, by-laws or other organizational documents;

    (4) directly or indirectly acquire, make any investment (other than investments not exceeding $5.0 million in the aggregate) in, or make any capital contributions to, any person (other than a subsidiary of the Company) other than in the ordinary course of business consistent with past practice;

    (5) make any new capital expenditure or expenditures in excess of $10.0 million in the aggregate;

    (6) enter into, amend or terminate any Material Contract (as defined in the Merger Agreement) or any contract involving amounts in excess of $2.0 million per year other than in the ordinary course of business consistent with past practice;

    (7) directly or indirectly sell, pledge or otherwise dispose of or encumber any of its properties or assets, except for sales, pledges or other dispositions or encumbrances in the ordinary course of business consistent with past practice;

    (8) (A) other than in connection with any action otherwise permitted under the Merger Agreement, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or a subsidiary of the Company (except for borrowings under the Credit Agreement and other existing credit facilities (as defined in the Merger Agreement) in the ordinary course of business consistent with past practice) or (B) make any loans or advances to any other person, other than to the Company or to a subsidiary of the Company and other than routine advances to employees consistent with past practice;

    (9) grant or agree to grant to any director or officer or, other than in the ordinary course of business consistent with past practice, any employee (other than employees who receive less than $200,000 in total annual cash compensation from the Company or its subsidiaries), any increase in wages or bonus, severance, profit sharing, retirement (including any discretionary company contribution amounts under ERP), deferred compensation, insurance or other compensation or benefits to such officers and employees, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Plans, except as may be required under the Merger Agreement, existing agreements or by law or other than in the ordinary course of business consistent with past practice;

    (10) except as set forth in the Merger Agreement and except as required under the existing Company Plans (as defined in the Merger Agreement) and existing collective bargaining agreements, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

    (11) enter into or amend any employment, severance or similar agreement with any existing officers or, other than in the ordinary course of business consistent with past practice, any employees (other than employees who receive less than $200,000 in total annual cash compensation from the Company or its subsidiaries), except for severance agreements entered into to the extent required pursuant to severance plans existing on the date hereof;

    (12) make or rescind any material tax election or settle or compromise any material income tax liability of the Company or of any of its subsidiaries with any governmental entity or settle any action, suit, claim, investigation or proceeding with any government entity (legal, administrative or arbitrative) in an amount in excess of $1.0 million;

    (13) pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction (x) of any such claims, liabilities or obligations in the ordinary course of business or (y) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries or (z) other than settlements which involve solely the payment of money that would not result in an uninsured or underinsured payment by or liability of the Company in excess of $2.0 million in the aggregate above reserves established therefor on the books of the Company;

    (14) except as disclosed in the documents filed with the SEC and publicly available prior to the date of the Merger Agreement or required by a governmental entity, make any change in any method of accounting or accounting practice or policy, except as required by generally accepted accounting principles;

    (15) enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's ability to compete with or conduct any line of business, including, but not limited to, geographic limitations on the Company's activities;

    (16) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its subsidiaries, except for routine employee terminations;

    (17) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties contained in the Merger Agreement to be untrue as of the Closing Date;

    (18) revalue any material assets of the Company or any of its subsidiaries, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, except for any revaluation resulting from a change in circumstances or conditions from those prevailing at March 31, 2000; or

    (19) authorize any of, or commit or agree to take any of, the foregoing actions described in paragraphs (1) through (18), in respect of which it is restricted, except to the extent such action is otherwise expressly contemplated under the Merger Agreement.

    NO SOLICITATION. Pursuant to the Merger Agreement, after May 11, 2000, the Company shall not (whether directly or indirectly through advisors, agents, representatives or other intermediaries), and the Company shall use its reasonable best efforts to cause its respective officers, directors, advisors, representatives and other agents of the Company not to, directly or indirectly,
(a) continue any discussions or negotiations, if any, with any parties, other than Parent and the Purchaser, conducted theretofore with respect to any Acquisition Proposal (as defined in the Merger Agreement) or which could reasonably be expected to lead to an Acquisition Proposal, (b) solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any Acquisition Proposal, (c) participate in any discussions or negotiations regarding any Acquisition Proposal, or, in connection with any Acquisition Proposal, furnish to any person any information or data with respect to or access to the properties of the Company or any of its Subsidiaries, or take any other action to facilitate the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal or (d) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal. Notwithstanding the foregoing, the Company or its Board of Directors shall be permitted to furnish information with respect to the Company and its Subsidiaries and participate in discussions or negotiations regarding an unsolicited bona fide written Acquisition Proposal if, and only to the extent that, a majority of the entire Board of Directors of the Company determines in good faith that such Acquisition Proposal could reasonably be expected to constitute a Superior Proposal (as defined in the Merger Agreement), in which case the Company will not disclose any information to such person without entering into a confidentiality agreement substantially identical to the Letter Agreement; provided such confidentiality agreement shall not prohibit the presentation of an Acquisition Proposal to the Company's Board of Directors. The Company shall promptly (but in no case later than 24 hours after receipt) provide Parent with a copy of any written Acquisition Proposal received and a written statement with respect to any non-written Acquisition Proposal received, which statement shall include the identity of the parties making the Acquisition Proposal and the material terms thereof. The Company shall keep Parent informed on a reasonably current basis of the status and content of any discussions regarding any Acquisition Proposal with a third party.

    Notwithstanding the foregoing, nothing shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communications in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure required by applicable law, provided that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their Shares in connection with any such tender or exchange offer unless the Board of Directors, by majority vote of the entire board, shall have determined in good faith, based upon the advice of its independent financial advisors and outside counsel, that the relevant Acquisition Proposal constitutes a Superior Proposal.

    MEETING OF STOCKHOLDERS; PROXY STATEMENT. The Merger Agreement provides that as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser in the Offer, if required by law to consummate the Merger, the Company, with the cooperation of Parent, take all action necessary, in accordance with the DGCL, the Exchange Act and other applicable law and its certificate of incorporation and by-laws to convene and hold a special meeting of the stockholders of the Company (the "Stockholders Meeting") for the purpose of considering and voting upon the adoption of the Merger Agreement and to solicit proxies pursuant to the Proxy Statement in connection therewith. Subject to the Board of Directors' fiduciary duties under applicable law, the Board of Directors of the Company shall recommend that the holders of Shares vote in favor of the adoption of the Merger Agreement at the Stockholders Meeting and shall cause such recommendation to be included in the Proxy Statement. At the Stockholders Meeting, Parent and the Purchaser shall cause all of the Shares owned by them to be voted in favor of the adoption of this Agreement.

    The Company, if requested by Parent, shall promptly prepare and file with the SEC a proxy statement or information statement (together with any supplement or amendment thereto, the "Proxy Statement") relating to the Stockholders Meeting in accordance with the Exchange Act and the rules and regulations thereunder. Parent, the Purchaser and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality or effect of the foregoing, the Company shall use its best efforts to respond to all SEC comments with respect to the Proxy Statement and, subject to compliance with SEC rules and regulations, to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date. Each of Parent and the Purchaser shall promptly supply to the Company in writing for inclusion in the Proxy Statement, all information concerning Parent and the Purchaser required under the Exchange Act and the rules and regulations thereunder to be in the Proxy Statement. The Merger Agreement provides that in the event that the Purchaser shall acquire at least 90% of the outstanding Shares in the Offer, the Purchaser and Parent shall take all necessary actions to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with
Section 253 of the DGCL.

    ACCESS TO INFORMATION; NOTIFICATION OF CERTAIN MATTERS. The Merger Agreement provides that the Company and its subsidiaries shall afford to Parent and its officers, employees, counsel, financial advisors and other representatives prompt, reasonable access during normal business hours prior to the Effective Time to all of the Company's and its subsidiaries' properties, books, contracts, commitments, personnel and records and, during such period, the Company and its subsidiaries shall furnish as promptly as practicable to Parent such information concerning the Company's and its subsidiaries businesses, properties, financial condition, operations and personnel as Parent may from time to time reasonably request; PROVIDED that the Company may restrict the foregoing access to the extent that (i) it would unreasonably interfere with the conduct of the Company's business or (ii) any law, rule or regulation of any Governmental Entity applicable to the Company or its subsidiaries requires that the Company or its subsidiaries restrict access to any properties or information.

    The Merger agreement provides that the Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event which would cause any representation or warranty contained thereunder to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder.

    PUBLIC ANNOUNCEMENTS. The Merger Agreement provides that Parent and the Purchaser, on the one hand, and the Company, on the other hand, shall attempt in good faith to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, SEC filing or other public statements with respect to the transactions contemplated under the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, by court process or by obligations pursuant to any listing agreement with any securities exchange.

    EMPLOYEE BENEFIT PLANS. The Merger Agreement provides that Parent shall cause the Surviving Corporation to use reasonable efforts to have those individuals who are employed by the Company or any of its subsidiaries immediately prior to the Effective Time continue to be employed with the Surviving Corporation as of the Effective Time (each such employee, an "Affected Employee"); PROVIDED, HOWEVER, that the Merger Agreement shall not be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee at any time.

    The Merger Agreement provides that until at least December 31, 2001, Parent shall cause the Surviving Corporation to provide each Affected Employee (other than those employees whose terms and conditions of employment are subject to a collective bargaining agreement) with employee benefits (other than stock-based programs) that are no less favorable in the aggregate than those provided to such Affected Employees immediately prior to the Effective Time. Parent shall, until at least December 31, 2000 maintain (or cause its subsidiaries to maintain) a severance pay practice, program or arrangement for the benefit of each Affected Employee that is no less favorable than such practice, program or arrangement in effect immediately prior to the Effective Time with respect to such Affected Employee; PROVIDED, HOWEVER, that in no event shall anything contained in the Merger Agreement (i) prohibit Parent from amending or terminating any or all Company Plans and establishing any new employee benefit plans for the benefit of the Affected Employees, or (ii) require Parent or the Surviving Corporation to continue or establish any equity-based program for Affected Employees.

    DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION. The Merger Agreement provides that for a period of six years after the Effective Time, the provisions with respect to indemnification, exculpation and advancement of expenses set forth in the certificate of incorporation and by-laws of the Company as in effect at the time of the Merger Agreement shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement), unless such modification is required by law.

    The Merger Agreement provides that from and after the Effective Time, Parent shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date thereof or who becomes prior to the Effective Time, an officer or director of the Company (the "Covered Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) incurred in connection with any threatened or actual action, suit or proceeding based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, the Merger Agreement or the transactions contemplated thereby, in each case, to the full extent that Parent or the Company is permitted under applicable law to so indemnify. In the event any such claim, action, suit, proceeding or investigation is brought against any Covered Party, the indemnifying party shall assume and direct all aspects of the defense thereof, including settlement, and the Covered Party shall cooperate in the vigorous defense of any such matter. The Covered Party shall have a right to participate in (but not control) the defense of any such matter with its own counsel and at its own expense. Notwithstanding the right of the indemnifying party to assume and control the defense of such litigation, claim or proceeding, such Covered Party shall have the right to employ separate counsel and to participate in the defense of such litigation, claim or proceeding, and the indemnifying party shall bear the fees, costs and expenses of such separate counsel and shall pay such fees, costs and expenses promptly after receipt of an invoice from such Covered Party if
(i) the use of counsel chosen by the indemnifying party to represent such Covered Party would present such counsel with a conflict of interest, (ii) the defendants in, or targets of, any such litigation, claim or proceeding shall have been advised by counsel that there may be legal defenses available to it or to other Covered Parties which are different from or in addition to those available to the indemnifying party or (iii) the indemnifying party shall not have employed counsel satisfactory to such Covered Party, in the exercise of the Covered Party's reasonable judgment, to represent such Covered Party within a reasonable time after notice of the institution of such litigation, claim or proceeding. The indemnifying party shall not settle any such matter unless
(i) the Covered Party gives prior written consent, which shall not be unreasonably withheld or delayed, or (ii) the terms of the settlement provide that the Covered Party shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Covered Party and the settlement discharges all rights against Covered Party with respect to such matter. In no event shall the indemnifying party be liable for any settlement effected without its prior written consent. Any Covered Party wishing to claim indemnification under the Merger Agreement, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation (but the failure so to notify shall not relieve the indemnifying party from any liability which it may have under the Merger Agreement except to the extent such failure materially prejudices such indemnifying party), and shall deliver to Parent and the Surviving Corporation all undertakings required under applicable law. The Covered Parties as a group will be represented by a single law firm (plus no more then one local counsel in any jurisdiction) with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict or any significant issue between the positions of any two or more Covered Persons. The rights to indemnification under the Merger Agreement shall continue in full force and effect for a period of six years from the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

    The Merger Agreement provides that for a period of six years after the Effective Time, Parent shall cause to be maintained in effect policies of directors' and officers' insurance, for the benefit of those persons who are covered by the Company's directors' and officers' liability insurance policies at the Effective Time, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under the Company's current directors' and officers' liability insurance policies, to the extent that such liability insurance can be maintained at an annual cost to Parent not greater than 150 percent of the premium for the current Company directors' and officers' liability insurance (which the Company represents and warrants to be not more than $242,000); PROVIDED that if such insurance cannot be so maintained at such cost, Parent shall maintain as much of such insurance as can be so maintained at a cost equal to 150 percent of the current annual premiums of the Company for such insurance.

    AGREEMENT TO USE REASONABLE EFFORTS. Pursuant to the terms and conditions of the Merger Agreement, each of the Company, Parent and the Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including the satisfaction of the respective conditions set forth in the Merger Agreement.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver on or prior to the Closing Date, of the following conditions:
(i) the Purchaser shall have purchased all Shares validly tendered pursuant to the Offer and not withdrawn; (ii) to the extent required by applicable law and the certificate of incorporation of the Company, the Merger Agreement shall have been adopted by the requisite vote of the holders of the Shares; (iii) there shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger; and
(iv) all necessary waiting periods under the HSR Act applicable to the Merger shall have expired or been earlier terminated. The conditions to the Merger set forth above are different from the conditions to the Offer which are set forth in Section 14--"Conditions of the Offer".

    TERMINATION. The Merger Agreement may be terminated and the Merger contemplated herein abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company:

    (a) by the mutual written consent of Parent and the Company; provided, however, that if Parent shall have nominated a majority of the directors pursuant to the terms of the Merger Agreement, such consent of the Company may only be given if approved by the Board of Directors of the Company in accordance with the Merger Agreement.

    (b) by either of Parent or the Company if (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the Offer or the Merger, or (ii) any Governmental Entity shall have issued an order, decree or ruling or taken any other action that permanently restrains, enjoins or otherwise prohibits the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

    (c) by either of Parent or the Company if the Offer has not been consummated on or before October 31, 2000 (the "Termination Date") (provided that the party seeking to terminate the Merger Agreement on this ground shall not have breached in any material respect its obligations under the Merger Agreement);

    (d) by the Company:

        (i) if, prior to the purchase of the Shares pursuant to the Offer,
    (A) the Board of Directors of the Company, by majority vote of the entire board, determines in good faith, based upon (among other things) the advice of outside financial advisors and outside counsel to the Company, that an Acquisition Proposal constitutes a Superior Proposal, (B) the Board of Directors of the Company directs the Company to notify Parent in writing that it intends to enter into an agreement with respect to such Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice,
    (C) Parent does not make, within four business days of receipt of such notice from the Company, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as such Superior Proposal (it being understood that the Company shall not enter into any such binding agreement during such four-day period) and (D) the Company concurrently with such termination pays to Parent in immediately available funds a termination fee of $58 million. The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving effect to such notification; or

        (ii) prior to the consummation of the Offer (A) there has been a breach of any representation or warranty of Parent or the Purchaser in the Merger Agreement that is qualified as to Material Adverse Effect (as such term is defined in Section 14--"Conditions of the Offer"), (B) there has been a breach in any material respect of any representation or warranty of Parent or the Purchaser in the Merger Agreement that is not so qualified, other than any such breaches which, in the aggregate, have not had or would not reasonably be likely to have a Material Adverse Effect on Parent and the Purchaser, taken as a whole, or (C) there has been a material breach by Parent or the Purchaser of any of its covenants or agreements contained in the Merger Agreement, which breach, in the case of clause (A), (B) or (C), either is not capable of being cured or, if it is capable of being cured, has not been cured by the earlier of (x) 10 business days following written notice to Parent from the Company of such breach and (y) the expiration of the Offer, provided that the Company may not terminate the Merger Agreement pursuant to this clause (d)(ii) if the Company is in material breach of the Merger Agreement.

    (e) by Parent or the Purchaser:

        (i) if, prior to the purchase of the Shares pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser, its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended or approved an Acquisition Proposal;

        (ii) if any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, the Purchaser or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of 15% or more of the Shares;

        (iii) if there shall have been a material breach by the Company of any provision set forth under the heading--"No Solicitation" of this subsection entitled "Merger Agreement" of this Section 11--"Purpose of the Offer; Plans for the Company; Certain Agreements";

        (iv) if the Company shall have (i) exempted for purposes of Section 203 of the DGCL any acquisition of Shares by any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, the Purchaser or their affiliates, or (ii) amended (or agreed to amend) its Rights Agreement or redeemed (or agreed to redeem) its outstanding Rights for the purpose of exempting an acquisition of Shares other than pursuant to the Merger Agreement from such Rights Agreement and Rights; or

        (v) prior to the consummation of the Offer if (A) there has been a breach of any representation or warranty of the Company in the Merger Agreement that is qualified as to Material Adverse Effect, (B) there has been a breach in any material respect of any representation or warranty of the Company in the Merger Agreement that is not so qualified other than any such breaches which, in the aggregate, have not had or would not reasonably be likely to have a Material Adverse Effect on the Company, or (C) there has been a material breach by the Company of any of its covenants or agreements contained in the Merger Agreement, which breach, in the case of clause (A),
    (B) or (C), either is not capable of being cured or, if it is capable of being cured, has not been cured by the earlier of (x) 10 business days following written notice to the Company from Parent or the Purchaser of such breach and (y) the expiration of the Offer; provided that Parent or the Purchaser may not terminate the Merger Agreement pursuant to this clause (e)(v) if Parent or the Purchaser is in material breach of the Merger Agreement.

    If (i) Parent or the Purchaser terminates the Merger Agreement pursuant to subsections (e)(i), (iii) or (iv) set forth under the heading "Termination" of this subsection entitled "Merger Agreement" of this Section 11--"Purpose of the Offer; Plans for the Company; Certain Agreements" or (ii) the Company terminates the Merger Agreement pursuant to Subsection (d)(i) set forth under the heading "Termination", then in each case, the Company shall pay, or cause to be paid, to Parent, concurrently with the time of termination in the case of a termination pursuant to subsection (d)(i) set forth under the heading "Termination" or as promptly as is reasonably practicable (but in no event later than two business days) in the case of a termination pursuant to subsections (e)(i), (iii) or
(iv) set forth under the heading "Termination", an amount (the "Termination Fee") equal to $58.0 million. In addition, if: (i)(A) the Merger Agreement is terminated pursuant to subsection (c) (by the Company) or subsection
(e)(v) (where the breach by the Company is willful) set forth under the heading "Termination", (B) prior to such termination an Acquisition Proposal has been publicly announced, disclosed or communicated and (C) on the date of such termination, Parent is not in material breach of the Merger Agreement and the Minimum Condition has not been satisfied and (ii) within fifteen months after such termination pursuant to clause (i), the Company shall consummate or enter into an agreement with respect to any Acquisition Proposal, then the Company shall pay the Termination Fee concurrently with the earlier of entering into any such agreement or consummating such transaction.

    The Merger Agreement provides that, in the event of termination of the Merger Agreement by either Parent, the Purchaser or the Company pursuant to the provisions described above, the Merger Agreement will become void and have no effect and there will be no liability or obligation thereunder on the part of Parent, the Purchaser or the Company, except that (i) certain provisions, including fees and expenses, governing law and specific enforcement, shall survive termination, and (ii) no party shall be relieved of liability for any wilful breach of the Merger Agreement.

CONFIDENTIALITY AGREEMENT.

    The following is a summary of the Confidentiality Agreement, dated as of April 18, 2000, between Parent and the Company (the "Confidentiality Agreement"). The summary is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule TO. The Confidentiality Agreement can be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7--"Certain Information Concerning the Company".

    Pursuant to the Confidentiality Agreement, Parent has agreed for a period of two years commencing on April 18, 2000, among other things, (a) except as required by law, to keep confidential and not to disclose any information concerning the business, financial condition, operations, assets and liabilities of the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) (the "Evaluation Material"), (b) to use the Evaluation Material solely for the purpose of evaluating a possible transaction with the Company and (c) except as required by law, not to disclose to any other person the fact that the Evaluation Material has been made available. Disclosure of the Evaluation Material, however, may be made (a) if the Company gives its prior written consent or (b) to certain of Parent's directors, officers, employees, representatives, agents or advisors (collectively, the "Representatives") for purposes of evaluating a possible transaction with the Company.

    The term "Evaluation Material" does not include information which:

        (a) at the time of disclosure or thereafter is generally available to and known by the public other than as a result of a disclosure directly or indirectly by Parent or the Representatives;

        (b) at the time of disclosure or thereafter becomes available to Parent on a non-confidential basis from a source other than the Company or any of its representatives, provided that such source is not bound by an obligation of confidentiality with the Company or is not otherwise prohibited from transmitting the information to Parent on a non-confidential basis by a contractual, legal or fiduciary obligation; or

        (c) has been or is independently acquired or developed by Parent without violation of any of its obligations under the Confidentiality Agreement.

    Parent has agreed that for a period of one year commencing on April 18, 2000, it will not employ or solicit for employment or otherwise engage any of the Company's current employees with whom Parent has had contact during the course of discussions related to the possible transaction. Parent further agreed that, for a period of two years commencing on April 18, 2000, neither Parent nor the Representatives will, without the prior written consent of the Company:

        (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company or any of its affiliates;

        (b) propose to enter into, directly or indirectly, any merger, consolidation recapitalization, business combination or other similar transaction involving the Company or any of its subsidiaries;

        (c) make or in any way participate in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) to vote, to advise or to influence any person with respect to the voting of any voting securities of the Company or any of its affiliates;

        (d) form, join or in any way participate in a "group" as defined in
    Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company or any of its affiliates;

        (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company;

        (f) disclose any intention, plan or arrangement inconsistent with the foregoing; or

        (g) advise, assist or encourage any other Person in connection with any of the foregoing.

    These restrictions expire in the event that the Company enters into a definitive agreement the consummation of which would result in a third party owning at least 50% of the outstanding Common Stock of the Company.

    SECTION 12.  DIVIDENDS AND DISTRIBUTIONS.

    As described above, the Merger Agreement provides that, subject to certain exceptions, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent, (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its outstanding capital stock (other than, with respect to a subsidiary of the Company, to its corporate parent), except regular quarterly dividends with respect to the Shares, (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (iii) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of this clause (iii), for the acquisition of Shares from holders of options in full or partial payment of the exercise price payable by such holder upon exercise of options to the extent required under the terms of such options.

    SECTION 13. EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION.

    MARKET FOR SHARES. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    STOCK QUOTATION. The Shares are listed on the NYSE. Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the published requirements for continued listing on the NYSE and may therefore be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, (i) the number of holders of Shares (including beneficial holders of Shares held in the names of NYSE member organizations in addition to holders of record) should fall below 1,200 and the average monthly trading volume of Shares for the most recent
12 months should be less than 100,000 Shares, (ii) the number of publicly held Shares (exclusive of the holdings of officers, directors or their immediate families and other concentrated holdings of 10% or more) should fall below 600,000 (exclusive of the holdings of officers, directors or their immediate families and other concentrated holdings of 10% or more), (iii) the Shares are no longer registered under the Exchange Act, as described below or (iv) the number of holders of Shares (including beneficial holders of Shares held in the names of NYSE members organizations in addition to holders of record) should fall below 400.

    If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market, Inc.'s National Market System or other sources. However, the extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings, the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

    If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    SECTION 14.  CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer and subject to the terms of the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may amend the Offer or terminate the Offer, in each case, consistent with the terms of the Agreement and not accept for payment any tendered Shares, if:

        (i) the Minimum Condition has not been satisfied;

        (ii) (x) any applicable waiting period under the HSR Act or any applicable waiting periods under any foreign statutes or regulations shall not have expired or been terminated, or (y) any necessary material approval, permit, authorization or consent of any domestic or foreign governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) shall not have been obtained (collectively, the "HSR Condition");

        (iii) there shall not have been delivered to the Company and Parent an opinion of Wachtell, Lipton, Rosen & Katz, counsel to the Company, to the effect that the transactions contemplated by the Merger Agreement will not result in (A) the January 30, 1998 spin-off of the Company (the "Spinoff") failing to qualify under Section 355(a) of the Code or (B) the shares of common stock of the Company failing to qualify as qualified property for purposes of Section 355(c)(2) of the Code by reason of Section 355(e) of the Code;

        (iv) the Merger Agreement shall have been terminated in accordance with its terms; or

        (v) at any time on or after the date of the Agreement and prior to the Expiration Date, any of the following events shall occur and be continuing and shall not have resulted from the breach by Parent or the Purchaser of any of their obligations under the Agreement:

        (a) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger that shall (1) prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets or compel Parent or the Purchaser to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or Parent or any of its subsidiaries, which in any such case referred to in this clause
    (1) accounted, in the aggregate, for more than $75.0 million in sales of Parent or the Company, as the case may be, in the most recently completed fiscal year, (2) prohibit the making or consummation of the Offer or the Merger, (3) impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Purchaser or Parent on all matters properly presented to the Company's stockholders, or
    (4) require the divestiture by Parent or the Purchaser of any Shares; or

        (b)(1) any representation or warranty of the Company contained in the Agreement that is qualified as to Material Adverse Effect or materiality shall not be true and correct, or (2) any representation or warranty of the Company in the Agreement that is not so qualified shall not be true and correct in all material respects, in each case as of the date of consummation of the Offer as though made on or as of such date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct only as of such other specified date); or

        (c) the Company shall have breached or failed in any material respect to perform any material obligation or to comply with any material agreement or covenant of the Company to be performed by or complied with by it under the Agreement; or

        (d) except as disclosed in the Filed SEC Documents or in Section 4.1(f) of the Disclosure Schedule, there shall have occurred an event, change, occurrence, or development of a state of facts or circumstances having, or which would reasonably be expected to have, a Material Adverse Effect on the Company; or

        (e)(1) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
    Act) of more than 15% of the outstanding Shares has been acquired by any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person or other entity or group (as defined in
    Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates, or (2) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger, (B) any corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to an Acquisition Proposal, (C) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing or (D) upon request of the Purchaser, the Board of Directors of the Company shall fail to reaffirm its approval or recommendation of the Offer, the Agreement or the Merger;

which, in the reasonable judgment of Parent or the Purchaser, in any such case set forth in clauses (a)-(e), and regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or, of payment for, Shares.

    "Material Adverse Effect", with respect to any person, means a material adverse effect on (i) the ability of such person to perform its obligations under the Merger Agreement, or to consummate the transactions contemplated thereby or (ii) the financial condition, business, assets or results of operations of such person and its subsidiaries taken as a whole, other than adverse effects resulting from (x) conditions, circumstances or changes in the general economy, the capital markets or the industry in which the Company is engaged or (y) any public disclosure of the Merger Agreement.

    The foregoing conditions are for the sole benefit of Parent and the Purchaser subject to the terms of the Merger Agreement and may be waived by Parent or the Purchaser, in whole or in part, at any time and from time to time in their, respective sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    SECTION 15.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    GENERAL. Except as otherwise disclosed herein, neither Parent nor the Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer, the Merger or otherwise or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein, other than as described below under "Regulatory Approvals". Should any such approval or other action be required, the Purchaser currently contemplates that it would seek such approval or action. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14--"Conditions of the Offer". While, except as described in this Offer to Purchase, the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Parent or the Purchaser or that certain parts of the businesses of the Company, Parent or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The Company has represented to Parent and the Purchaser in the Merger Agreement that the Board of Directors of the Company has taken all action necessary to render Section 203 of the DGCL inapplicable to the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of holders in the state and were incorporated there.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not believe that any state takeover statutes apply to the Offer. Neither Parent nor the Purchaser has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities.

    In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14-- "Conditions of the Offer".

    APPRAISAL RIGHTS. No appraisal rights are available to Holders in connection with the Offer.

    However, if the Merger is consummated, a Holder of Shares will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash for the fair value of, such Holder's Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any value arising from the Merger) required to be paid in cash to dissenting stockholders for their Shares. Any judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of those rights.

    If a Holder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its right to appraisal, as provided in the DGCL, the Shares of such Holder will be converted into the merger consideration in accordance with the Merger Agreement. A Holder may withdraw his demand for appraisal by delivering to the Purchaser a written notice withdrawing such demand for appraisal and accepting the Merger.

    The foregoing summary of the rights of objecting Holders does not purport to be a complete statement of the procedures to be followed by Holders desiring to exercise any available appraisal rights.

    The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. The provisions of Section 262 of the DGCL are complex and technical in nature. Holders desiring to exercise their appraisal rights may wish to consult counsel, since the failure to comply strictly with these provisions will result in the loss of their appraisal rights.

    GOING PRIVATE TRANSACTIONS. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer.

    If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to stockholders of the Company therein be filed with the Commission and disclosed to stockholders of the Company prior to consummation of the Merger.

REGULATORY APPROVALS.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain mergers and acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer is subject to the HSR Act requirements.

    Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a fifteen calendar day waiting period following the required filing of a Notification and Report Form under the HSR Act by Parent, which Parent submitted on May 12, 2000. Accordingly, the waiting period under the HSR Act will expire at 11:59 P.M., New York City time, on May 27, 2000, which is the fifteenth calendar day following filing of the Notification and Report Form by Parent, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent prior to the expiration of the fifteen day waiting period, the waiting period would be extended and would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order or by consent of Parent. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares pursuant to the Offer will be deferred until ten days after the request is substantially complied with unless the waiting period is terminated sooner by the FTC or the Antitrust Division (and assuming all of the other Offer conditions have been satisfied or waived). See Section 2--"Acceptance for Payment and Payment for Shares". Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act, except by court order or by consent. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period. However, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing these issues and may agree to delay consummation of the transaction while such negotiations continue.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's purchase of Shares, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. State attorneys general may also bring legal action under the antitrust laws, and private parties may bring such action under certain circumstances. Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See
Section 14--"Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

    OTHER FILINGS. The Company believes that the Offer and the Merger will require filings with the competition authorities of Austria, Brazil, Canada, Germany, Ireland, Mexico and Spain, and there is a possibility that other filings may have to be made with other foreign governments under their pre-merger notification statutes. The filing requirements of various nations are being analyzed by the parties and, where necessary, the parties intend to make such filings.

    SECTION 16.  FEES AND EXPENSES.

    Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Goldman, Sachs & Co. ("Goldman") are acting as the Dealer Managers in connection with the Offer. Pursuant to an engagement letter between Parent and Goldman, Goldman has been retained to act as financial advisor to Parent in connection with its possible acquisition of the Company. Parent has agreed to pay a customary fee to Goldman for services as financial advisor upon the earlier of the consummation of the transactions contemplated by the Merger Agreement or the purchase of Shares pursuant to the Offer. Parent has also agreed to reimburse Goldman for all of Goldman's reasonable out-of-pocket expenses, including the reasonable fees and disbursements of their counsel. In addition, Parent has agreed to indemnify Goldman and certain related persons against certain liabilities and expenses, including liabilities under the Federal securities laws.

    The Purchaser and Parent have also retained The Bank of New York as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

    In addition, the Purchaser and Parent have retained Georgeson Shareholder Communications, Inc., to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

    Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

    SECTION 17. MISCELLANEOUS.

    The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) Holders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    Parent and the Purchaser have filed with the Commission the Schedule TO, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in
Section 7--"Certain Information Concerning the Company--Available Information" (except that they will not be available at the regional offices of the Commission).

                                                           IR MERGER CORPORATION

    May 16, 2000

                                   SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
          OFFICERS OF INGERSOLL-RAND COMPANY AND IR MERGER CORPORATION

    1.  BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF INGERSOLL-RAND
COMPANY. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Ingersoll-Rand Company. The principal address of Ingersoll-Rand Company and, unless indicated below, the current business address for each individual listed below is 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey, 07675, Telephone: (201) 573-0123 Each such person is, unless indicated below, a citizen of the United States of America. Directors are identified by an asterisk.

                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME AND CURRENT BUSINESS ADDRESS                  POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  --------------------------------------------------------
David W. Devonshire.......................  Executive Vice President and Chief Financial Officer of
                                            Ingersoll-Rand Company from 1999 to the present;
                                            Director, Vice President and Treasurer of IR Merger
                                            Corporation from 2000; Senior Vice President and Chief
                                            Financial Officer of Ingersoll-Rand Company from 1998 to
                                            1999; Senior Vice President and Chief Financial Officer
                                            of Owens Corning from 1993 to 1998.

Joseph P. Flannery* ......................  Chairman, President and Chief Executive Officer of
c/o Uniroyal Holding, Inc.                  Uniroyal Holding, Inc. from 1986 to present; Director of
   70 Great Hill Road                       Arvin Industries, Inc. from 1991 to present; Director of
   Naugatuck, Connecticut 06770             K Mart Corporation from 1985 to present; Director of
                                            Newmont Mining Corporation from 1982 to present;
                                            Director of The Scotts Company from 1987 to present.

Peter C. Godsoe* .........................  Chairman of the Board and Chief Executive Officer of The
c/o The Bank of Nova Scotia                 Bank of Nova Scotia from 1995 to present; Director of
   Scotia Plaza, 7th Floor                  Empire Company Limited from 1993 to present. Mr. Godsoe
   44 King Street West                      is a Canadian citizen.
   Toronto, Ontario, M5H 1H1 Canada

Herbert L. Henkel* .......................  Chairman of the Board of Ingersoll-Rand Company from
                                            2000; President and Chief Executive Officer of
                                            Ingersoll-Rand Company from 1999 to present; Director
                                            and President of IR Merger Corporation from 2000;
                                            President and Chief Operating Officer of Ingersoll-Rand
                                            Company 1999; Chief Operating Officer of Textron Inc.
                                            from 1998 to 1999; Vice President of Textron Inc, from
                                            1993 to 1998; Director of Kollmorgen Corporation from
                                            1997 to present; Director of Pitney-Bowes, Inc. from
                                            1999 to present.

Constance J. Horner* .....................  Guest Scholar at The Brookings Institution from 1993 to
c/o The Brookings Institution               present; Commissioner of the United States Commission on
   1775 Massachusetts Avenue N.W.           Civil Rights from 1993 to 1998; Director of Foster
   Washington, DC 20036                     Wheeler Corporation from 1996 to present; Director of
                                            Pfizer Inc. from 1993 to present; Director of The
                                            Prudential Insurance Company of America from 1994 to
                                            present.

                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME AND CURRENT BUSINESS ADDRESS                  POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  --------------------------------------------------------
Brian D. Jellison.........................  Executive Vice President of Ingersoll-Rand Company from
                                            1998 to present; Vice President of Ingersoll-Rand
                                            Company and President of Architectural Hardware Group
                                            from 1996 to 1998; President of Door Hardware Group
                                            of Ingersoll-Rand Company from 1994 to 1996.

H. William Lichtenberger* ................  Chairman of Praxair, Inc., from 1992 to present; Chief
c/o Praxair, Inc.                           Executive Officer of Praxair, Inc. from 1992 to March
   39 Old Ridgebury Road                    2000; Director of Arch Chemicals, Inc. from 1999 to
   Danbury, Connecticut 06810               present.

Steven T. Martin..........................  Executive Vice President of Ingersoll-Rand Company from
                                            1998 to present; Vice President of Ingersoll-Rand
                                            Company and President of Production Equipment Group of
                                            Ingersoll-Rand Company from 1996 to 1998; President of
                                            Production Equipment Group of Ingersoll-Rand Company
                                            from 1995 to 1996.

Theodore E. Martin* ......................  President and Chief Executive Officer of Barnes Group,
                                            Inc., from 1995 to 1998; Director of Barnes Group, Inc.
                                            from 1993 to 1998; Director of PE Corporation from 1999
                                            to present; Director of Nabisco Group Holdings
                                            Corporation from 1997 to present; Director of Nabisco
                                            Holding Corporation from 1999 to present; Director of
                                            Unisys Corporation from 1995 to present.

Patricia Nachtigal........................  Vice President and General Counsel of Ingersoll-Rand
                                            Company from 1991 to present; Director, Vice President
                                            and Assistant Secretary of IR Merger Corporation from
                                            2000.

Nicholas J. Pishotti......................  Vice President, Strategic Technologies of Ingersoll-Rand
                                            Company from 1998 to present; Vice President, Strategic
                                            Sourcing of Ingersoll-Rand Company from 1995 to 1998.

Steve Shawley.............................  Vice President and Controller of Ingersoll-Rand Company
                                            from 1999 to present; Controller of Ingersoll-Rand
                                            Company from 1998 to 1999; Vice President and Controller
                                            of Thermo King Corporation from 1994 to 1998.

Orin R. Smith* ...........................  Chairman and Chief Executive Officer of Engelhard
c/o Engelhard Corporation                   Corporation from 1995 to present; Director of
   101 Wood Avenue                          P E Corporation from 1995 to present; Director of The
   Iselin, New Jersey 08830                 Summit Bancorporation from 1996 to present; Director of
                                            Vulcan Materials Company from 1983 to present.

Richard J. Swift* ........................  Chairman, President and Chief Executive Officer of
c/o Foster Wheeler Corporation              Foster Wheeler Corporation from 1994 to present;
   Perryville Corporate Park                Director of Public Service Enterprise Group Incorporated
   Clinton, New Jersey 08809                from 1994 to present.

Tony L. White* ...........................  Chairman, President and Chief Executive officer of P E
c/o P E Corporation                         Corporation from 1995 to present; Director of C.R. Bard,
   761 Main Avenue                          Inc. from 1996 to present.
   Norwalk, Connecticut 06859

    2. DIRECTORS AND EXECUTIVE OFFICERS OF IR MERGER CORPORATION. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of IR Merger Corporation. Each person identified below has held his position since the formation of IR Merger Corporation on May 5, 2000. The principal address of IR Merger Corporation 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07675, Telephone: 201-573-0123. The current business address for each individual listed below, unless indicated below, is 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07675, Telephone (201) 573-0123. Each such person is, unless indicated below, a citizen of The United States of America. Each person listed is a director of IR Merger Corporation.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND CURRENT BUSINESS ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  --------------------------------------------------------
David W. Devonshire.......................  Executive Vice President and Chief Financial Officer of
                                            Ingersoll-Rand Company from 1999 to the present;
                                            Director, Vice President and Treasurer of IR Merger
                                            Corporation from 2000; Senior Vice President and Chief
                                            Financial Officer of Ingersoll-Rand Company from 1998 to
                                            1999; Senior Vice President and Chief Financial Officer
                                            of Owens Corning from 1993 to 1998.

Ronald G. Heller..........................  Secretary of Ingersoll-Rand Company from 1991 to present; Secretary of IR Merger Corporation from 2000.

Herbert L. Henkel.........................  Chairman of the Board of Ingersoll-Rand Company from
                                            2000; President and Chief Executive Officer of
                                            Ingersoll-Rand Company from 1999 to present; Director
                                            and President of IR Merger Corporation from 2000;
                                            President and Chief Operating Officer of Ingersoll-Rand
                                            Company 1999; Chief Operating Officer of Textron Inc.
                                            from 1998 to 1999; Vice President of Textron Inc, from
                                            1993 to 1998; Director of Kollmorgen Corporation from
                                            1997 to present; Director of Pitney-Bowes, Inc. from
                                            1999 to present.

Patricia Nachtigal........................  Vice President and General Counsel of Ingersoll-Rand
                                            Company from 1991 to present; Director, Vice President
                                            and Assistant Secretary of IR Merger Corporation from
                                            2000.

    3. OWNERSHIP OF SHARES BY DIRECTORS AND EXECUTIVE OFFICERS. To the best knowledge of Ingersoll-Rand Company and IR Merger Corporation, none of the persons listed on this Schedule I beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the persons listed on this
Schedule I has effected any transactions in the Shares during the past 60 days.

    Copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates and any other required documents should be sent by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:
                              THE BANK OF NEW YORK

            BY MAIL:                       BY FACSIMILE:               BY HAND/OVERNIGHT COURIER:
      The Bank of New York        (For Eligible Institutions Only)        The Bank of New York
  Tender & Exchange Department             (212) 815-6213             Tender & Exchange Department
         P.O. Box 11248                                                    101 Barclay Street
     Church Street Station                                             Receive and Deliver Window
       New York, NY 10286                                                  New York, NY 10286

                                    FOR CONFIRMATION TELEPHONE:
                                           (212) 815-6173

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                    The Information Agent for the Offer is:

                                     [LOGO]

                NEW YORK OFFICE                                   LONDON OFFICE
          17 State Street, 10th Floor                             Crosby Court
              New York, NY 10004                                  39 Bishopgate
                                                            London EC2N 4AF, England

   Shareholders in the U.S. and Canada Please Call Toll Free: (800) 223-2064

             Banks and Brokerage Firms Call Collect: (212) 440-9800

         Shareholders outside the U.S. and Canada Please Call Collect:
                              011-44-207-335-7296

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.

                                85 Broad Street
                            New York, New York 10004
                         (212) 902-1000 (call collect)

                        (800) 323-5678 (call toll free)